                                                                    EXHIBIT 99.4

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

                               HALLIBURTON COMPANY
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

         In this section, we discuss the business environment, operating results and general financial condition of Halliburton Company and its subsidiaries. We explain:

              -   factors and risks that impact our business;

              - why our earnings and expenses for the year 2002 vary from 2001 and why our earnings and expenses for 2001 vary from 2000;

              -   capital expenditures;

              -   factors that impacted our cash flows; and

              - other items that materially affect our financial condition or earnings.

BUSINESS ENVIRONMENT

         We currently operate in over 100 countries throughout the world, providing a comprehensive range of discrete and integrated products and services to the energy industry and to other industrial and governmental customers. The majority of our consolidated revenues is derived from the sale of services and products, including engineering and construction activities to major, national and independent oil and gas companies. These products and services are used throughout the energy industry from the earliest phases of exploration, development and production of oil and gas resources through refining, processing and marketing. Our five business segments are organized around how we manage the business: Drilling and Formation Evaluation, Fluids, Production Optimization, Landmark and Other Energy Services and the Engineering and Construction Group.

         We sometimes refer to the combination of the Drilling and Formation Evaluation, Fluids, Production Optimization and Landmark and Other Energy Services segments as the Energy Services Group.

         The industries we serve are highly competitive with many substantial competitors for each segment. In 2002, the United States represented 33% of our total revenue and the United Kingdom represented 12%. No other country accounted for more than 10% of our operations. Unsettled political conditions, social unrest, acts of terrorism, force majeure, war or other armed conflict, expropriation or other governmental actions, inflation, exchange controls or currency devaluation may result in increased business risk in any one country. We believe the geographic diversification of our business activities reduces the risk that loss of business in any one country would be material to our consolidated results of operations.

         HALLIBURTON COMPANY

         Activity levels within our business segments are significantly impacted by the following:

              - spending on upstream exploration, development and production programs by major, national and independent oil and gas companies;

              - capital expenditures for downstream refining, processing, petrochemical and marketing facilities by major, national and independent oil and gas companies; and

              -   government spending levels.

         Also impacting our activity is the status of the global economy, which indirectly impacts oil and gas consumption, demand for petrochemical products and investment in infrastructure projects.

         Some of the more significant barometers of current and future spending levels of oil and gas companies are oil and gas prices, exploration and production drilling prospects, the world economy and global stability which together drive worldwide drilling activity. As measured by rig count, high levels of worldwide drilling activity during the first half of 2001 began to decline in the latter part of that year. Drilling levels reached a low, particularly in the United States for gas drilling, in April 2002. The decline was partially due to general business conditions caused by global economic uncertainty which was accelerated by the terrorist attacks on September 11, 2001. An abnormally warm 2001/2002 winter season in the United States also resulted in increased working gas in storage. The high level of gas in storage put pressure on gas prices, which resulted in reduced gas drilling activity particularly in the Western portion of the United States.

         For the year 2002, natural gas prices at Henry Hub averaged $3.33 per million cubic feet, commonly referred to as mcf, compared to $4.07 per mcf in 2001. Gas prices continued to decline during the first two months of 2002 and then steadily increased throughout the year ending at an average of $4.65 per mcf in December. Based upon data from a leading research association at the end of 2002, the gas price at Henry Hub was expected to average slightly above $3.73 per mcf for all of 2003 and $4.00 per mcf for the 2003 first quarter. However, actual prices have been significantly higher averaging $6.33 per mcf during January and February. These higher gas prices have not translated into significantly increased gas drilling rig activity as of the end of February.

         Natural gas prices have been impacted by an abnormally cold 2002/2003 winter season thus far in the United States, resulting in reduced gas storage levels. As of January 31, 2003, working gas in storage was 1,521 billion cubic feet, commonly referred to as bcf, according to Energy Information Administration estimates. These stocks were 811 bcf less than last year at this time and 287 bcf below the 5-year average of 1,808 bcf. At 1,521 bcf, total working gas in storage is within the 5-year historical range. While gas prices in the United States have historically varied somewhat geographically, this winter we have seen significantly higher fluctuations in regional gas prices in the United States. For example, while the price averaged $4.27 per mcf in the fourth quarter at Henry Hub, it was less than $2.00 per mcf in various parts of the Western United States. This is resulting in significant variation in gas drilling activity by region in the United States and much lower drilling and stimulation activity in the gas basins of the Western United States.

         Crude oil prices for West Texas Intermediate, commonly referred to as WTI, averaged $25.92 per barrel for all of 2002 compared to $26.02 per barrel for 2001. Oil prices have continued to trend upward since the beginning of 2002. Quarterly average WTI increased from $20.52 in the 2001 fourth quarter, to $28.23 in the 2002 third quarter and increased slightly to $28.34 during the 2002 fourth quarter. We believe that current oil prices reflect the disruption of supplies from Venezuela due to political unrest related to the national strike and a war premium due to the risk of supply disruption as a result of the armed conflict in the Middle East. OPEC, on January 12, 2003, agreed to raise its output ceiling by 1.5 million barrels per day or 6.5% to 24.5 million barrels per day. Prices for the first and second quarters of 2003 will be impacted by the length of disruption of Venezuelan crude oil supplies, the ability of OPEC to manage country production quotas, political tensions in the Middle East, global demand and the level of production by major non-OPEC countries, including Norway, Russia and other members of the former Soviet Union.

         ENERGY SERVICES GROUP

         Lower natural gas and crude oil drilling activity since the 2001 third quarter has resulted in decreased demand for the services and products provided by the Energy Services Group. The yearly average and quarterly average rig counts based on the Baker Hughes Incorporated rig count information are as follows:

Average Rig Counts                         2002       2001       2000
                                          -------    -------    -------
United States                                 831      1,155        916
Canada                                        266        342        344
International (excluding Canada)              732        745        652
                                          -------    -------    -------
Worldwide Total                             1,829      2,242      1,912
                                          =======    =======    =======

                                Fourth     Third     Second      First     Fourth      Third
                               Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
Average Rig Counts               2002       2002      2002        2002      2001       2001
                               -------    -------    -------    -------    -------    -------
United States                      847        853       806         818      1,004      1,241
Canada                             283        250       147         383        278        320
International
    (excluding Canada)             753        718       725         731        748        757
                               -------    -------    -------    -------    -------    -------
Worldwide Total                  1,883      1,821     1,678       1,932      2,030      2,318
                               =======    =======    =======    =======    =======    =======

         Worldwide rig activity started to decline in the latter part of the third quarter 2001 and averaged 1,829 rigs in 2002 as compared to 2,242 in 2001. The decline in rig activity was most severe in North America, particularly the United States, where the rig count dropped 28% from an average of 1,155 in 2001 to 831 in 2002, with the majority of this decline due to reduced gas drilling. In the past, there has generally been a good correlation between the price of oil and gas in the United States and rig activity. However, this has not been the case in recent months where the rig count has declined as compared to the fourth quarter 2001, while WTI oil and Henry Hub gas prices have increased. We believe this is due to economic uncertainty, which we expect to continue into at least the next quarter or two, created by the following:

              -   volatility of oil and gas prices;

              -   disruption of oil supplies from Venezuela;

              -   differences in gas prices geographically in the United States;

              - less spending due to current uncertain global economic environment;

              -   the armed conflict in the Middle East;

              -   budgetary constraints of some of our customers;

              -   focus on debt reduction by some of our customers;

              - lack of quality drilling prospects by exploration and production companies; and

              - level of United States working gas in storage during the winter heating season.

         It is common practice in the United States oilfield services industry to sell services and products based on a price book and then apply discounts to the price book based upon a variety of factors. The discounts applied typically increase to partially or substantially offset price book increases in the weeks immediately following a price increase. The discount applied normally decreases over time if the activity levels remain strong. During periods of reduced activity, discounts normally increase, reducing the net revenue for our services and conversely during periods of higher activity, discounts normally decline resulting in net revenue increasing for our services.

         During 2000 and 2001, we implemented several price book increases. In July 2000, as a result of increased consumable materials costs and a tight labor market causing higher labor costs, we increased prices in the United States for most products and services on average between 2% and 12%. In January 2001, as a result of continued labor shortages and increased labor and materials costs, we increased prices in the United States on average between 5% and 12%. In July 2001, as a result of continuing personnel and consumable material cost increases, we increased prices on average between 6% and 15%.

         The decreased rig activity in 2002 from 2001 in the United States has increased pressure on oilfield products and services to discount prices. The price increases we implemented last year have mostly been eroded by additional discounts. Our Fluids and Production Optimization segments have been significantly impacted by the current economic slowdown due to its dependence on United States gas drilling.

         Our deepwater activity has not been as adversely impacted as land activity by the downturn in the energy industry, due to the level of investment and the long-term nature of contracts. Our drilling systems and services included in our Drilling and Formation Evaluation segment, which currently has a large percentage of its business outside the United States and is currently heavily involved in deepwater oil and gas exploration and development drilling and longer term contracts, has remained relatively strong despite the overall decline in the energy industry. Our operations have also been impacted by political and economic instability in Indonesia and in Latin America. In Latin America, the impact was primarily in Argentina in the earlier part of 2002 and then in Venezuela toward the end of 2002, due to political unrest related to the national strike. We also experienced disruptions due to Tropical Storm Isidore and Hurricane Lili in the Gulf of Mexico.

         Based upon data from Spears and Associates, drilling activity in the United States and Canada in 2003 is expected to increase compared to overall 2002 levels and compared to the fourth quarter 2002. This reflects the current level of oil and gas prices and tight supplies. International drilling activity is expected to remain constant with fourth quarter 2002 levels.

         At the end of 2002, two brokerage firms released exploration and production expenditure surveys for 2003. Salomon Smith Barney reported that worldwide exploration and production spending is expected to increase 3.8% in 2003. North America spending was forecasted to rise 1.5%. The report also noted that a lack of quality drilling prospects and uncertainty over Iraq have also contributed to a weaker initial spending forecast. Lehman Brothers made similar predictions. They are projecting a 4.2% increase in worldwide exploration and production expenditures for 2003, but a slight decrease in United States spending. Canadian exploration and production spending is estimated to increase 7.2%. International exploration and production expenditures are estimated to grow 5.5% in 2003, led by national oil companies and European majors. According to the Lehman report, exploration and production company budgets were based upon an average oil price estimate of $23.22 per barrel (WTI) and $3.42 per mcf for natural gas (Henry Hub).

         Until economic and political uncertainties impacting customer spending become clearer, we expect oilfield services activity to be essentially flat in the short-term and improve in the second half of 2003. The armed conflict in the Middle East could disrupt our operations in the region and elsewhere for the duration of the conflict. In the longer term, we expect increased global demand for oil and natural gas, additional customer spending to replace depleting reserves and our continued technological advances to provide growth opportunities.

         ENGINEERING AND CONSTRUCTION GROUP

         Our engineering and construction projects are longer term in nature than our energy services projects and are not significantly impacted by short-term fluctuations in oil and gas prices. We believe that the global economy's recovery is continuing, but its strength and sustainability are not assured. Based on the uncertain economic recovery and continuing excess capacity in petrochemical supplies, customers have continued to delay project awards or reduce the scope of projects involving hydrocarbons and manufacturing. A number of large-scale gas and liquefied natural gas development, offshore deepwater, government and infrastructure projects are being awarded or actively considered. However, in light of terrorist threats, the armed conflict and increasing instability in the Middle East and the modest growth of the global economy, many customers are delaying some of their capital commitments and international investments.

         We expect growth opportunities to exist for additional security and defense support to government agencies in the United States and other countries. Demand for these services is expected to grow as a result of the armed conflict in the Middle East and as governmental agencies seek to control costs and promote efficiencies by outsourcing these functions. We also expect growth due to new demands created by increased efforts to combat terrorism and enhance homeland security.

         Engineering and construction contracts can be broadly categorized as fixed-price, sometimes referred to as lump sum, or cost reimbursable contracts. Some contracts can involve both fixed-price and cost reimbursable elements.

         Fixed-price contracts are for a fixed sum to cover all costs and any profit element for a defined scope of work. Fixed-price contracts entail more risk to us as we must pre-determine both the quantities of work to be performed and the costs associated with executing the work. The risks to us arise, among other things, from:

              - having to judge the technical aspects and effort involved to accomplish the work within the contract schedule;

              -   labor availability and productivity; and

              -   supplier and subcontractor pricing and performance.

         Fixed-price engineering, procurement and construction and fixed-price engineering, procurement, installation and commissioning contracts involve even greater risks including:

              - bidding a fixed-price and completion date before detailed engineering work has been performed;

              - bidding a fixed-price and completion date before locking in price and delivery of significant procurement components (often items which are specifically designed and fabricated for the project);

              - bidding a fixed-price and completion date before finalizing subcontractors terms and conditions;

              - subcontractors individual performance and combined interdependencies of multiple subcontractors (the majority of all construction and installation work is performed by subcontractors);

              -   contracts covering long periods of time;

              -   contract values generally for large amounts; and

              - contracts containing significant liquidated damages provisions.

         Cost reimbursable contracts include contracts where the price is variable based upon actual costs incurred for time and materials, or for variable quantities of work priced at defined unit rates. Profit elements on cost reimbursable contracts may be based upon a percentage of costs incurred and/or a fixed amount. Cost reimbursable contracts are generally less risky, since the owner retains many of the risks. While fixed-price contracts involve greater risk, they also potentially are more profitable for the contractor, since the owners pay a premium to transfer many risks to the contractor.

         After careful consideration, we have decided no longer to pursue riskier fixed-price engineering, procurement, installation and commissioning contracts for the offshore oil and gas industry. An important aspect of our 2002 reorganization was to look closely at each of our businesses to ensure that they are self-sufficient, including their use of capital and liquidity. In that process, we found that the engineering, procurement, installation and commissioning of offshore projects was using a disproportionate share of our bonding and letter of credit capacity relative to its profit contribution, and determined to not pursue those types of projects in the future. We provide a range of engineering, fabrication and project management services to the offshore industry, which we will continue to service through a variety of other contracting forms. We have seven fixed-price engineering, procurement, installation and commissioning offshore projects underway and we are fully committed to successful completion of these projects, several of which are substantially complete. We plan to retain our offshore engineering and services capabilities.

         The approximate percentages of revenues attributable to fixed-price and cost reimbursable engineering and construction segment contracts are as follows:

                                   Cost
               Fixed-Price     Reimbursable
-------------------------------------------
2002               47%              53%
2001               41%              59%
2000               47%              53%
===========================================

         REORGANIZATION OF BUSINESS OPERATIONS

         On March 18, 2002, we announced plans to restructure our businesses into two operating subsidiary groups, the Energy Services Group and KBR, representing the Engineering and Construction Group. As part of this reorganization, we are separating and consolidating the entities in our Energy Services Group together as direct and indirect subsidiaries of Halliburton Energy Services, Inc. We are also separating and consolidating the entities in our Engineering and Construction Group together as direct and indirect subsidiaries of the former Dresser Industries Inc., which became a limited liability company during the second quarter of 2002 and was renamed DII Industries, LLC. The reorganization of subsidiaries facilitated the separation, organizationally and financially of our business groups, which we believe will significantly improve operating efficiencies , while streamlining management and easing manpower requirements. In addition, many support functions that were previously shared were moved into the two business groups. Although we have no specific plans currently, the reorganization would facilitate separation of the ownership of the two business groups in the future if we identify an opportunity that produces greater value for our shareholders than continuing to own both business groups.

         We expect only a minimal amount of restructuring costs to be incurred in 2003. In 2002, we incurred approximately $107 million in restructuring charges consisting of the following:

              -   $64 million in personnel related expense;

              -   $17 million of asset related write-downs;

              -   $20 million in professional fees related to the restructuring;
                  and

              -   $6 million related to contract terminations.

         We anticipate annualized cost savings of $200 million compared to costs prior to the corporate reorganization.

         As a part of the reorganization, we decided that the operations of Major Projects (which currently consists of the Barracuda-Caratinga project in Brazil), Granherne and Production Services were better aligned with KBR in the current business environment and these businesses were moved from the Energy Services Group to the Engineering and Construction Group during the second quarter of 2002. All prior period segment results have been restated to reflect this change.

         During the second quarter of 2003, we restructured our Energy Services Group into four divisions, which is the basis for the four segments we now report within the Energy Services Group. We grouped product lines in order to better align ourselves with how our customers procure our services, and to capture new business and achieve better integration, including joint research and development of new products and technologies and other synergies. The new segments mirror the way our chief executive officer (our chief operating decision maker) now regularly reviews the operating results, assesses performance and allocates resources. Our Engineering and Construction Group segment remains unchanged.

         Our five business segments are organized around how we manage the business: Drilling and Formation Evaluation, Fluids, Production Optimization, Landmark and Other Energy Services and the Engineering and Construction Group.

         We sometimes refer to the combination of the Drilling and Formation Evaluation, Fluids, Production Optimization and Landmark and Other Energy Services segments as the Energy Services Group.

         ASBESTOS AND SILICA

         On December 18, 2002, we announced that we had reached an agreement in principle that, if and when consummated, would result in a global settlement of all asbestos and silica personal injury claims. The agreement in principle covers all current and future personal injury asbestos claims against DII Industries, Kellogg, Brown & Root and their current and former subsidiaries, as well as all current silica claims asserted presently or in the future. We revised our best estimate of our asbestos and silica liability based on information obtained while negotiating the agreement in principle, and adjusted our asbestos and silica liability to $3.425 billion, recorded additional probable insurance recoveries resulting in a total of $2.1 billion as of December 31, 2002 and recorded a net pretax charge of $799 million ($675 million after-tax) in the fourth quarter of 2002.

         Should the proposed global settlement become probable under Statement of Financial Accounting Standards No. 5, we would adjust our accrual for probable and reasonably estimable liabilities for current and future asbestos and silica claims. The settlement amount initially would be up to $4.0 billion, consisting of up to $2.775 billion in cash, 59.5 million Halliburton shares of common stock and notes with a net present value expected to be less than $100 million. Assuming the revised liability would be $4.0 billion, we would also increase our probable insurance recoveries to $2.3 billion. The impact on our income statement would be an additional pretax charge of $322 million ($288 million after-tax). This accrual (which values our stock to be contributed at $1.1 billion using our stock price at December 31, 2002 of $18.71) would then be adjusted periodically based on changes in the market price of our common stock until the common stock was contributed to a trust for the benefit of the claimants.

RESULTS OF OPERATIONS IN 2002 COMPARED TO 2001

REVENUES

                                                                    Increase/
Millions of dollars                        2002          2001       (Decrease)
-------------------                      ---------    ----------    ---------
Drilling and Formation Evaluation        $   1,633    $    1,643    $     (10)
Fluids                                       1,815         2,065         (250)
Production Optimization                      2,554         2,803         (249)
Landmark and Other Energy Services             834         1,300         (466)
                                         ---------    ----------    ---------
   Total Energy Services Group               6,836         7,811         (975)
Engineering and Construction Group           5,736         5,235          501
                                         ---------    ----------    ---------
Total revenues                           $  12,572    $   13,046    $    (474)
                                         =========    ==========    =========

         Consolidated revenues for 2002 were $12.6 billion, a decrease of 4% compared to 2001. International revenues comprised 67% of total revenues in 2002 and 62% in 2001. International revenues increased $298 million in 2002 partially offsetting a $772 million decline in the United States where oilfield services drilling activity declined 28%, putting pressure on pricing.

         DRILLING AND FORMATION EVALUATION revenues declined slightly in 2002 compared to 2001. Approximately $62 million of the decrease was in logging and perforating primarily due to lower North American activity. An additional $21 million of the change resulted from decreased drill bit revenue principally in North America. These decreases were offset by $74 million of increased drilling systems activity primarily in international locations such as Saudi Arabia, Thailand, Mexico, Brazil, and the United Arab Emirates.

         International revenues were 72% of Drilling and Formation Evaluation's revenues in 2002 as compared to 66% in 2001. On a geographic basis, the decline in revenue is attributable to lower levels of rig activity in North America, putting pressure on pricing of work in the United States. Latin American revenues decreased 1% as a result of decreases in Argentina due to currency devaluation and in Venezuela due to lower activity brought on by uncertain market and political conditions and the national strike.

         FLUIDS revenues decreased 12% in 2002 compared to 2001. Approximately $89 million related to a decrease in drilling fluids revenues primarily in North America. An additional $160 million related to decreases in cementing sales arising primarily from reduced rig counts in North America.

         International revenues were 52% of Fluid's revenues in 2002 as compared to 45% in 2001. On a geographic basis, the decline in revenue is attributable to lower levels of activity in North America, putting pressure on pricing of work in the United States. Latin American revenues decreased 13% as a result of decreases in Argentina due to currency devaluation and in Venezuela due to lower activity brought on by uncertain market and political conditions and the national strike.

         PRODUCTION OPTIMIZATION revenues decreased 9% in 2002 compared to 2001. Approximately $197 million of the decrease related to reduced production enhancement sales primarily due to decreased rig counts in North America. Further, $56 million of the decrease resulted from lower completion products and services sales primarily in North America. Production Optimization includes our 50% ownership interest in Subsea 7, Inc., which began operations in May 2002 and is accounted for on the equity method of accounting.

         International revenues were 53% of Production Optimization's revenues in 2002 as compared to 44% in 2001. On a geographic basis, the decline in revenue is attributable to lower levels of activity in North America, putting pressure on pricing of work in the United States. Latin American revenues decreased 5% as a result of decreases in Argentina due to currency devaluation and in Venezuela due to lower activity brought on by uncertain political conditions and a national strike.

         LANDMARK AND OTHER ENERGY SERVICES revenues declined 36% in 2002 compared to 2001. Approximately $117 million of the decline is from lower revenues from integrated solutions projects as a result of the sale of several properties during 2002. In addition, approximately $353 million of the decline is due to lower revenues from the remaining subsea operations. Most of the assets of Halliburton Subsea were contributed to the formation of Subsea 7, Inc. (which was formed in May 2002 and is accounted for under the equity method in our Production Optimization segment). Offsetting the decline is a $40 million increase in software and professional services revenues due to strong 2002 sales in all geographic areas by Landmark Graphics.

         ENGINEERING AND CONSTRUCTION GROUP revenues increased $501 million, or 10%, in 2002 compared to 2001. Year-over-year revenues were $150 million higher in North America and $351 million higher outside North America. Several major projects were awarded in 2001 and 2002, which combined with other major ongoing projects, resulted in approximately $756 million of increased revenue, including:

         - liquefied natural gas and gas projects in Algeria, Nigeria, Chad, Cameroon and Egypt; and

         -        the Belenak offshore project in Indonesia.

Activities in the Barracuda-Caratinga project in Brazil were also increasing in 2002, which generated higher revenue in comparison to 2001. Partially offsetting the increasing activities in the new projects was a $446 million reduction in revenue due to reduced activity of a major project at our shipyard in the United Kingdom, a gas project in Algeria, lower volumes of United States government logistical support in the Balkans and reduced downstream maintenance work.

OPERATING INCOME (LOSS)

                                                                    Increase/
Millions of dollars                        2002          2001       (Decrease)
-------------------                      ---------    ----------    ---------
Drilling and Formation Evaluation        $     160    $      171    $     (11)
Fluids                                         202           308         (106)
Production Optimization                        384           528         (144)
Landmark and Other Energy Services            (108)           29         (137)
                                         ---------    ----------    ---------
   Total Energy Services Group                 638         1,036         (398)
Engineering and Construction Group            (685)          111         (796)
General corporate                              (65)          (63)          (2)
                                         ---------    ----------    ---------
Operating income (loss)                  $    (112)   $    1,084    $  (1,196)
                                         =========    ==========    =========

         Consolidated operating loss was $112 million for 2002 compared to operating income of $1.1 billion in 2001. In 2002, our results included:

              - $564 million expense in the Engineering and Construction Group related to asbestos and silica liabilities;

              - $117 million loss in the Engineering and Construction Group on the Barracuda-Caratinga project in Brazil;

              - $108 million gain in Landmark and Other Energy Services on the sale of our 50% interest in European Marine Contractors;

              - $107 million in expense related to restructuring charges, of which $64 million related to Landmark and Other Energy Services, $18 million related to the Engineering and Construction Group and $25 million related to general corporate;

              - $98 million expense in Landmark and Other Energy Services related to patent infringement litigation;

              - $80 million expense resulting from the write-off of billed and accrued receivables related to the Highlands Insurance Company litigation in the Engineering and Construction Group, formerly reported in general corporate;

              - $79 million loss in Landmark and Other Energy Services on the sale of our 50% equity investment in the Bredero-Shaw joint venture; and

              - $29 million gain for the value of stock received from the demutualization of an insurance provider in general corporate.

         In 2002, we recorded no amortization of goodwill due to the adoption of SFAS No. 142. For 2001, we recorded $42 million in goodwill amortization ($18 million in Engineering and Construction Group, $17 million in Landmark and Other Energy Services, $5 million in Production Optimization, and $2 million in Drilling and Formation Evaluation).

         DRILLING AND FORMATION EVALUATION operating income declined 6% in 2002 compared to 2001. Approximately $37 million of the decrease related to reduced operating income in logging and perforating and $8 million related to the drill bits business, both affected by the reduced oil and gas drilling activity in North America. Offsetting these declines was a $22 million increase in drilling systems operating income due to improved international activity.

         On a geographic basis, the decline in operating income is attributable to lower levels of rig activity and pricing pressures in North America. The decrease in North America operating income was partially offset by higher operating income from international sources in Brazil, Mexico, Algeria, Angola, Egypt, China, and Saudi Arabia.

         FLUIDS operating income decreased 34% in 2002 compared to 2001. Drilling fluids contributed $35 million of the decrease, primarily due to the reduced level of oil and gas drilling in North America. In addition, the cementing business, which was also affected by reduced oil and gas drilling in North America, represented $70 million of the decline.

         On a geographic basis, the decline in operating income is attributable to lower levels of activity and pricing pressures in North America. The decrease in North America operating income was partially offset by higher operating income from some international areas in Mexico, Algeria, Angola, the United Kingdom, and Saudi Arabia.

         PRODUCTION OPTIMIZATION operating income decreased 27% in 2002 compared to 2001. Production enhancement results contributed $149 million of the decrease and tools and testing services contributed $5 million, both affected primarily by the reduced oil and gas drilling in North America. Offsetting these decreases was an $11 million increase in completion products and services operating income due to higher international activity which more than offset reduced oil and gas drilling in North America.

         On a geographic basis, the decline in operating income is due to reduced rig counts and activity and pricing pressures in North America, partially offset by higher operating income from international sources in Brazil, Mexico, Algeria, Angola, Egypt, the United Kingdom, China, Oman, and Saudi Arabia.

         LANDMARK AND OTHER ENERGY SERVICES operating loss was $108 million in 2002 compared to $29 million in operating income in 2001. Significant factors influencing the results included:

              - $108 million gain on the sale of our 50% interest in European Marine Contractors in 2002;

              - $98 million charge recorded in 2002 related to patent infringement litigation;

              - $79 million loss on the sale of our 50% equity investment in the Bredero-Shaw joint venture in 2002;

              - $66 million of impairments recorded in 2002 on integrated solutions projects primarily in the United States, Indonesia and Columbia, partially offset by net gains of $45 million on 2002 disposals of properties in the United States; and

              -   $64 million in 2002 restructuring charges.

         In addition, Landmark Graphics experienced $32 million in improved profitability on sales of software and professional services.

         ENGINEERING AND CONSTRUCTION GROUP reported an operating loss of $685 million in 2002 compared to operating income of $111 in 2001. Significant factors influencing the results included:

              - $644 million of expenses related to net asbestos and silica liabilities recorded in 2002 compared to $11 million in asbestos charges recorded in 2001;

              - an increase in our total probable unapproved claims during 2002 which reduced reported losses by approximately $158 million as compared to 2001;

              -   $18 million in 2002 restructuring costs; and

              -   goodwill amortization in 2001 of $18 million.

         Further, operating income in 2002 was negatively impacted by loss provisions on offshore engineering, procurement, installation and commissioning work in Brazil ($117 million on Barracuda-Caratinga) and the Philippines ($36 million). The 2002 operating income was also negatively impacted by the completion of a gas project in Algeria during 2002 and construction work in North America. Partially offsetting the declines was increased income levels on an ongoing liquefied natural gas project in Nigeria, the Alice Springs to Darwin Rail Line project in Australia, and government projects in the United States, the United Kingdom and Australia.

         GENERAL CORPORATE EXPENSES were $65 million for 2002 as compared to $63 million in 2001. Expenses in 2002 include restructuring charges of $25 million and a gain from the value of stock received from demutualization of an insurance provider of $29 million.

NONOPERATING ITEMS

         INTEREST EXPENSE of $113 million for 2002 decreased $34 million compared to 2001. The decrease is due to repayment of debt and lower average borrowings in 2002, partially offset by the $5 million in interest related to the patent infringement judgment which we are appealing.

         INTEREST INCOME was $32 million in 2002 compared to $27 million in 2001. The increased interest income is for interest on a note receivable from a customer which had been deferred until collection.

         FOREIGN CURRENCY LOSSES, NET were $25 million in 2002 compared to $10 million in 2001. The increase is due to negative developments in Brazil, Argentina and Venezuela.

         OTHER, NET was a loss of $10 million in 2002, which includes a $9.1 million loss on the sale of ShawCor Ltd. common stock acquired in the sale of our 50% interest in Bredero-Shaw.

         PROVISION FOR INCOME TAXES was $80 million in 2002 compared to a provision for income taxes of $384 million in 2001. Exclusive of the tax effect on the asbestos and silica accrual (net of insurance recoveries) and the loss on sale of Bredero-Shaw, our 2002 effective tax rate from continuing operations was 38.9% for 2002 compared to 40.3% in 2001. The asbestos and silica accrual generates a United States Federal deferred tax asset which was not fully benefited because we anticipate that a portion of the asbestos and silica deduction will displace foreign tax credits and those credits will expire unutilized. As a result, we have recorded a $114 million valuation allowance in continuing operations and $119 million in discontinued operations associated with the asbestos and silica accrual, net of insurance recoveries. In addition, continuing operations has recorded a valuation allowance of $49 million related to potential excess foreign tax credit carryovers. Further, our impairment loss on Bredero-Shaw cannot be fully benefited for tax purposes due to book and tax basis differences in that investment and the limited benefit generated by a capital loss carryback. Settlement of unrealized prior period tax exposures had a favorable impact to the overall tax rate.

         MINORITY INTEREST IN NET INCOME OF SUBSIDIARIES in 2002 was $38 million as compared to $19 million in 2001. The increase was primarily due to increased activity in Devonport Management Limited.

         LOSS FROM CONTINUING OPERATIONS was $346 million in 2002 compared to income from continuing operations of $551 million in 2001.

         LOSS FROM DISCONTINUED OPERATIONS was $806 million pretax, $652 million after-tax, or $1.51 per diluted share in 2002 compared to a loss of $62 million pretax, $42 million after-tax, or $0.10 per diluted share in 2001. The loss in 2002 was due primarily to charges recorded for asbestos and silica liabilities. The pretax loss for 2001 represents operating income of $37 million from Dresser Equipment Group through March 31, 2001 offset by a $99 million pretax asbestos accrual primarily related to Harbison-Walker.

         GAIN ON DISPOSAL OF DISCONTINUED OPERATIONS of $299 million after-tax, or $0.70 per diluted share, in 2001 resulted from the sale of our remaining businesses in the Dresser Equipment Group in April 2001.

         CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET in 2001 of $1 million reflects the impact of adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities." After recording the cumulative effect of the change our estimated annual expense under Financial Accounting Standards No. 133 is not expected to be materially different from amounts expensed under the prior accounting treatment.

         NET LOSS for 2002 was $998 million, or $2.31 per diluted share. Net income for 2001 was $809 million, or $1.88 per diluted share.

RESULTS OF OPERATIONS IN 2001 COMPARED TO 2000

REVENUES

                                                                    Increase/
Millions of dollars                        2001          2000       (Decrease)
-------------------                      ---------    ----------    ---------
Drilling and Formation Evaluation        $   1,643    $    1,287    $     356
Fluids                                       2,065         1,578          487
Production Optimization                      2,803         2,202          601
Landmark and Other Energy Services           1,300         1,166          134
                                         ---------    ----------    ---------
    Total Energy Services Group              7,811         6,233        1,578
Engineering and Construction Group           5,235         5,711         (476)
                                         ---------    ----------    ---------
Total revenues                           $  13,046    $   11,944    $   1,102
                                         =========    ==========    =========

         Consolidated revenues for 2001 were $13.0 billion, an increase of 9% compared to 2000. International revenues comprised 62% of total revenues in 2001 and 66% in 2000 as activity and pricing increased in our Energy Services Group more rapidly in the United States than internationally particularly in the first half of 2001. Our Energy Services Group experienced revenue growth despite a 14% decline in oil prices and a 3% decrease in natural gas prices between December 2000 and December 2001. Our Engineering and Construction Group revenues, which did not benefit from the positive factors contributing to the growth of the Energy Services Group, decreased 8%. Engineering and construction projects are long-term in nature and customers continued to delay major projects with the slowdown in the economy occurring in the latter part of 2001.

         DRILLING AND FORMATION EVALUATION revenues increased by 28% in 2001 compared to 2000. International revenues were 66% of total segment revenues in 2001 compared to 68% in 2000. Drilling systems contributed $208 million of the increase, logging and perforating contributed $110 million, and drill bits contributed $38 million, all due to higher oil and gas rig counts and pricing improvements, particularly in the United States. Geo-Pilot(TM) and other new products introduced in drilling services improved revenue in 2001 by approximately $50 million. We design and assemble the Geo-Pilot(TM) tool from parts manufactured to our specifications by third parties.

         On a geographic basis, United States revenues increased by $148 million and international revenues increased $208 million, with the most significant improvements in Brazil, Venezuela, Nigeria, Norway, the United Kingdom, and Russia.

         FLUIDS revenues increased 31% in 2001 compared to 2000. International revenues were 45% of the total segment revenues in 2001 compared to 46% in 2000. Drilling fluids accounted for $228 million of the improvement and cementing accounted for $257 million of the increase, both positively impacted by higher drilling activity, particularly in the Gulf of Mexico, and pricing improvements.

         On a geographic basis, United States revenues increased by $284 million and international revenues increased $203 million, with the largest improvements in Brazil, Venezuela, Egypt, Nigeria, Norway, the United Kingdom, and Indonesia.

         PRODUCTION OPTIMIZATION revenues increased 27% in 2001 compared to 2000. International revenues were 44% of the total segment revenues in 2001 compared to 50% in 2000. Production enhancement contributed $447 million of the improvement, completion products and services contributed $91 million, and tools and testing services contributed $65 million, all positively impacted by higher drilling activity and pricing improvements.

         On a geographic basis, United States revenues increased by $489 million and international revenues increased $112 million, with the largest improvements in Brazil, Venezuela, Angola, Egypt, Nigeria, the United Kingdom, and Indonesia.

         LANDMARK AND OTHER ENERGY SERVICES revenues increased 11% in 2001 from 2000. Landmark Graphics experienced $60 million in growth in software and professional services sales. In addition, Landmark Graphics revenues benefited from the acquisition of PGS Data Management in March 2001, which accounted for $28 million of the year-over-year revenue increase. Integrated solutions revenues increased $69 million due to higher oil and gas prices in the United States in the first half of 2001. Subsea operations (excluding Subsea 7, Inc.) posted $15 million lower revenue due to lower activity levels in Norway.

         ENGINEERING AND CONSTRUCTION GROUP revenues decreased $476 million, or 8%, in 2001 from 2000. The decline was primarily due to the completion of several large international projects which had not yet been fully replaced with new project awards and delays in start-up of new projects. International revenues were approximately 75% in 2001 as compared to 73% in 2000. Revenues for the Asia/Pacific region were down nearly 40% due to the effects of completing two major projects, partially offset by a new liquefied natural gas project and the start-up of construction on the Alice Springs to Darwin Rail Line project in Australia. In Europe/Africa, revenues were down 6%. The decline was primarily due to the completion of a major project in Norway and lower activity on the logistical support contract in the Balkans which moved to the sustainment phase in late 2000. The decline was partially offset by increases in activities at our shipyard in the United Kingdom of approximately $67 million. North American revenues declined in 2001 partially due to the completion of highway and paving construction jobs and the baseball stadium in Houston. These declines in North America were partially offset by a slight increase in operations and maintenance revenues as our customers focused on maintaining current facilities and plant operations rather than adding new facilities. Revenue in Latin America increased due to the Barracuda-Caratinga project in Brazil which began in the third quarter of 2000.

OPERATING INCOME

                                                                    Increase/
Millions of dollars                        2001          2000       (Decrease)
-------------------                      ---------    ----------    ---------
Drilling and Formation Evaluation        $     171    $        1    $     170
Fluids                                         308           170          138
Production Optimization                        528           252          276
Landmark and Other Energy Services              29           166         (137)
                                         ---------    ----------    ---------
   Total Energy Services Group               1,036           589          447
Engineering and Construction Group             111           (54)         165
General corporate                              (63)          (73)          10
                                         ---------    ----------    ---------
Total operating income                   $   1,084    $      462    $     622
                                         =========    ==========    =========

         Consolidated operating income increased $622 million, or 135%, from 2000 to 2001. In 2000 our operating income included two significant items: an $88 million gain on the sale of marine vessels (reflected in our Landmark and Other Energy Services segment) and a charge of $36 million related to the restructuring of the engineering and construction businesses.

         DRILLING AND FORMATION EVALUATION operating income increased to $171 million in 2001 compared to a breakeven position in 2000. Drilling systems contributed $118 million of the increase, logging and perforating contributed $36 million, and drill bits contributed $27 million, all benefiting from increased activity levels, higher equipment utilization and improved pricing, particularly in the United States in the first nine months of 2001. Incremental margin, which is calculated by taking the change in operating income over the applicable periods and dividing by the change in revenues over the same period, increased by 48% for Drilling and Formation Evaluation.

         On a geographic basis, United States operating income increased by $40 million and international operating income increased $130 million, with the largest improvements in Nigeria, the United Kingdom, Indonesia, and Russia.

         FLUIDS operating income increased 81% in 2001 from 2000. Drilling fluids contributed $13 million of the increase and cementing contributed $122 million, both benefiting from increased activity levels, higher equipment utilization and improved pricing, particularly in the United States in the first nine months of 2001. Incremental margin increased by 28% for Fluids.

         On a geographic basis, United States operating income increased by $80 million and international operating income increased $58 million, with the largest improvements in Venezuela, Egypt and Indonesia.

         PRODUCTION OPTIMIZATION operating income increased 110% in 2001 from 2000. Production enhancement contributed $214 million of the increase, completion products and services contributed $37 million, and tools and testing services contributed $26 million, all benefiting from increased activity levels, higher equipment utilization and improved pricing, particularly in the United States in the first nine months of 2001. Incremental margin increased by 46% for Production Optimization.

         On a geographic basis, United States operating income increased by $242 million and international operating income increased $34 million, with the largest improvements in Brazil, Egypt and Nigeria.

         LANDMARK AND OTHER ENERGY SERVICES operating income decreased 83% in 2001 from 2000. The primary reason for the decline in results was the recording of an $88 million gain in 2000 related to the sale of marine vessels. Additionally, Landmark Graphics operating income was $6 million lower in 2001 due primarily to increases in research and development costs. Subsea operations (excluding Subsea 7, Inc.) contributed $109 million to the decrease due to lower activity levels, job losses and the gain on sale of marine vessels in 2000 mentioned above. However, integrated solutions operating income increased $4 million, benefiting from higher gas and oil prices in the United States in the first half of 2001.

         ENGINEERING AND CONSTRUCTION GROUP operating income increased $165 million in 2001 from 2000. Operating margins improved to 2.1% in 2001. This increase was primarily due to the $167 million recorded in the fourth quarter of 2000 as a result of higher than estimated costs on specific jobs and unfavorable claims negotiations on other jobs. We also recorded a restructuring charge of $36 million in the fourth quarter of 2000 related to the reorganization of the engineering and construction businesses under KBR. Operating income in 2001 was negatively impacted by lower income on several engineering, procurement and construction projects nearing completion and due to a revised profit estimate on the Barracuda-Caratinga project. The negative impact on these projects was partially offset by income on several liquefied natural gas and gas projects in Europe/Africa and Asia/Pacific.

         GENERAL CORPORATE EXPENSES were $63 million for 2001 as compared to $73 million in 2000. In 2000 general corporate expenses included $9 million of costs recorded in the third quarter of 2000 related to the early retirement of our previous chairman and chief executive officer.

NONOPERATING ITEMS

         INTEREST EXPENSE of $147 million in 2001 was $1 million higher than in 2000. Our outstanding short-term debt was substantially higher in the first part of 2001 due to repurchases of our common stock in the fourth quarter of 2000 under our repurchase program and borrowings associated with the acquisition of PGS Data Management in March 2001. Cash proceeds of $1.27 billion received in April 2001 from the sale of the remaining businesses within the Dresser Equipment Group were used to repay our short-term borrowings; however, our average borrowings for 2001 were slightly higher than in 2000. The impact of higher average borrowings was mostly offset by lower interest rates on short-term borrowings.

         INTEREST INCOME was $27 million in 2001, an increase of $2 million from 2000.

         FOREIGN CURRENCY LOSSES, NET were $10 million in 2001 as compared to $5 million in 2000. Argentina's financial crisis accounted for $4 million of the $5 million increase.

         OTHER, NET was less than a $1 million gain in 2001 and a loss of $1 million in 2000.

         PROVISION FOR INCOME TAXES was $384 million for an effective tax rate of 40.3% in 2001 compared to 38.5% in 2000.

         MINORITY INTEREST IN NET INCOME OF SUBSIDIARIES in 2001 was $19 million as compared to $18 million in 2000.

         INCOME (LOSS) FROM DISCONTINUED OPERATIONS in 2001 was a $42 million loss, or $0.10 per diluted share, due to accrued expenses associated with asbestos claims of disposed businesses. See Note 3. The loss was partially offset by net income for the first quarter of 2001 from Dresser Equipment Group of $0.05 per diluted share. Income from discontinued operations of $98 million, or $0.22 per diluted share, represents the net income of Dresser Equipment Group for the full year of 2000.

         GAIN ON DISPOSAL OF DISCONTINUED OPERATIONS in 2001 was $299 million after-tax, or $0.70 per diluted share. The 2001 gain resulted from the sale of our remaining businesses within the Dresser Equipment Group in April 2001. The gain of $215 million after-tax, or $0.48 per diluted share, in 2000 resulted from the sale of our 51% interest in Dresser-Rand, formerly a part of Dresser Equipment Group, in January 2000.

         CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET of $1 million reflects the adoption of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" in the first quarter of 2001.

         NET INCOME for 2001 was $809 million, or $1.88 per diluted share, as compared to net income of $501 million, or $1.12 per diluted share in 2000.

LIQUIDITY AND CAPITAL RESOURCES

         We ended 2002 with cash and cash equivalents of $1.1 billion compared with $290 million at the end of 2001 and $231 million at the end of 2000.

         CASH FLOWS FROM OPERATING ACTIVITIES provided $1.6 billion for 2002 compared to providing $1.0 billion in 2001 and using $57 million in 2000. The net loss in 2002 was due to an after-tax asbestos and silica charge of $1.1 billion which has no effect on 2002 cash flows. Some factors which accounted for cash flows from operations for 2002 were as follows:

              - we collected large milestone payments on several long-term contracts;

              - we collected several large receivables during 2002 in our Energy Services Group;

              - we sold an undivided ownership interest to unaffiliated companies under the accounts receivable securitization agreement for a net cash inflow of $180 million (see Note 6 to the financial statements); and

              -   we managed inventory at lower levels during 2002.

         CASH FLOWS FROM INVESTING ACTIVITIES used $473 million for 2002, $858 million for 2001 and $411 million for 2000. Capital expenditures of $764 million in 2002 were about 4% lower than in 2001 and about 32% higher than in 2000. Capital spending in 2002 continued to be primarily directed to the Energy Services Group, for fracturing equipment and directional and logging-while-drilling equipment. In addition, we invested $60 million in an integrated solutions project. Included in sales of property, plant and equipment is $130 million collected from the sale of properties and cash collected from other asset sales. Dispositions of businesses in 2002 include $134 million collected from the sale of our European Marine Contractors Ltd. joint venture. Proceeds from the sale of securities of $62 million was for the sale of ShawCor shares. Included in the restricted cash balance for 2002 are the following:

              - $107 million deposit that collateralizes a bond for a patent infringement judgment and interest, which judgment is on appeal;

              - $57 million as collateral for potential future insurance claim reimbursements; and

              - $26 million primarily related to cash collateral agreements for outstanding letters of credit for several construction projects.

         In March 2001, we acquired the PGS Data Management division of Petroleum Geo-Services ASA for $164 million cash. In addition we spent $56 million for various other acquisitions in 2001.

         CASH FLOWS FROM FINANCING ACTIVITIES used $248 million in 2002, $1.4 billion in 2001 and $584 million in 2000. Proceeds from exercises of stock options provided cash flows of less than $1 million in 2002, $27 million in 2001 and $105 million in 2000. We paid dividends of $219 million to our shareholders in 2002, $215 million in 2001 and $221 million in 2000.

         Included in payments on long-term borrowings of $81 million in 2002 is a repayment of a $75 million medium-term note. In the fourth quarter of 2002, our 51% owned and consolidated subsidiary, Devonport Management Limited, signed an agreement for a credit facility of (pound)80 million ($126 million as of December 31, 2002) maturing in September 2009. Devonport Management Limited drew down $66 million from this facility in the fourth quarter. Proceeds from the sale of the remaining businesses in Dresser Equipment Group in April 2001, the sale of Dresser-Rand in early 2000 and the collection of a note from the fourth quarter 1999 sale of Ingersoll-Dresser Pump received in early 2000 were used to reduce short-term debt. On July 12, 2001, we issued $425 million in two and five year medium-term notes under our medium-term note program. The notes consist of $275 million of 6% fixed rate notes due August 1, 2006 and $150 million of floating rate notes due July 16, 2003. Net proceeds from the two medium-term note offerings were also used to reduce short-term debt. Net repayments of short-term debt in 2001 used $1.5 billion.

         On April 25, 2000, our Board of Directors approved plans to implement a share repurchase program for up to 44 million shares. We repurchased 1.2 million shares at a cost of $25 million in 2001 and 20.4 million shares at a cost of $759 million in 2000. We currently have no plan to repurchase the remaining shares under the approved plan. In addition, we repurchased $4 million of common stock in 2002, $9 million in 2001 and $10 million in 2000 from employees to settle their income tax liabilities primarily for restricted stock lapses.

         CASH FLOWS FROM DISCONTINUED OPERATIONS provided $1.3 billion in 2001 and $826 million in 2000. No cash flows from discontinued operations were provided in 2002. Cash flows for 2001 include proceeds from the sale of Dresser Equipment Group of approximately $1.27 billion. Cash flows for 2000 include proceeds from the sale of Dresser-Rand and Ingersoll-Dresser Pump of $913 million.

         CAPITAL RESOURCES from internally generated funds and access to capital markets are sufficient to fund our working capital requirements and investing activities. Our combined short-term notes payable and long-term debt was 30% of total capitalization at the end of 2002, 24% at the end of 2001, and 40% at the end of 2000. Short-term debt was reduced significantly in the second quarter of 2001 with the proceeds from the sale of Dresser Equipment Group and in the third quarter from the issuance of $425 million of medium-term notes. In 2000 we reduced our short-term debt with proceeds from the sales of Ingersoll-Dresser Pump and Dresser-Rand joint ventures early in the year. We increased short-term debt in the third quarter of 2000 to fund share repurchases. At December 31, 2002, we had $190 million in restricted cash included in "Other assets". See
Note 5 to the financial statements. In addition on April 15, 2002, we entered into an agreement to sell accounts receivable to provide additional liquidity. See Note 6 to the financial statements. Currently, we expect capital expenditures in 2003 to be about $700 million. We have not finalized our capital expenditures budget for 2004 or later periods.

         PROPOSED GLOBAL SETTLEMENT. On December 18, 2002, we announced that we had reached an agreement in principle that, if and when consummated, would result in a global settlement of all asbestos and silica personal injury claims against DII Industries, Kellogg, Brown & Root and their current and former subsidiaries.

         The agreement in principle provides that:

              - up to $2.775 billion in cash, 59.5 million Halliburton shares (valued at $1.1 billion using the stock price at December 31, 2002 of $18.71) and notes with a net present value expected to be less than $100 million will be paid to a trust for the benefit of current and future asbestos personal injury claimants and current silica personal injury claimants upon receiving final and non-appealable court confirmation of a plan of reorganization;

              - DII Industries and Kellogg, Brown & Root will retain rights to the first $2.3 billion of any insurance proceeds with any proceeds received between $2.3 billion and $3.0 billion going to the trust;

              - the agreement is to be implemented through a pre-packaged Chapter 11 filing for DII Industries and Kellogg, Brown & Root, and some of their subsidiaries; and

              - the funding of the settlement amounts would occur upon receiving final and non-appealable court confirmation of a plan of reorganization of DII Industries and Kellogg, Brown & Root and their subsidiaries in the Chapter 11 proceeding.

         Subsequently, as of March 2003, DII Industries and Kellogg, Brown & Root have entered into definitive written agreements finalizing the terms of the agreement in principle. The proposed global settlement also includes silica claims as a result of current or past exposure. These silica claims are less than 1% of the personal injury claims included in the proposed global settlement. We have approximately 2,500 open silica claims.

         Among the prerequisites for reaching a conclusion of the settlement are:

              - agreement on the amounts to be contributed to the trust for the benefit of silica claimants;

              - our review of the more than 347,000 current claims to establish that the claimed injuries are based on exposure to products of DII Industries, Kellogg, Brown & Root, their subsidiaries or former businesses or subsidiaries;

              - completion of our medical review of the injuries alleged to have been sustained by plaintiffs to establish a medical basis for payment of settlement amounts;

              - finalizing the principal amount of the notes to be contributed to the trust;

              - agreement with a proposed representative of future claimants and attorneys representing current claimants on procedures for distribution of settlement funds to individuals claiming personal injury;

              - definitive agreement with the attorneys representing current asbestos claimants and a proposed representative of future claimants on a plan of reorganization for the Chapter 11 filings of DII Industries, Kellogg, Brown & Root and some of their subsidiaries; and agreement with the attorneys representing current asbestos claimants with respect to, and completion and mailing of, a disclosure statement explaining the pre-packaged plan of reorganization to the more than 347,000 current claimants;

              - arrangement of financing on terms acceptable to us to fund the cash amounts to be paid in the settlement;

              -   Halliburton board approval;

              - obtaining affirmative votes to the plan of reorganization from at least the required 75% of known present asbestos claimants and from a requisite number of silica claimants needed to complete the plan of reorganization; and

              - obtaining final and non-appealable bankruptcy court approval and federal district court confirmation of the plan of reorganization.

         Many of these prerequisites are subject to matters and uncertainties beyond our control. There can be no assurance that we will be able to satisfy the prerequisites for completion of the settlement. If we were unable to complete the proposed settlement, we would be required to resolve current and future asbestos claims in the tort system or, in the case of Harbison-Walker claims (see Note 12 to the financial statements), possibly through the Harbison-Walker bankruptcy proceedings.

         The template settlement agreement with attorneys representing current claimants grants the attorneys a right to terminate the definitive settlement agreement on ten days' notice if DII Industries does not file a plan of reorganization on or before April 1, 2003. We are conducting due diligence on the asbestos claims, which is not expected to be completed by April 1, 2003. Therefore, we do not expect DII Industries to file a plan of reorganization prior to April 1. Although there can be no assurances, we do not believe the claimants' attorneys will terminate the settlement agreements on April 1, 2003 as long as adequate progress is being made toward a Chapter 11 filing.

         We have begun our due diligence review of current asbestos claims. While these results are preliminary and not necessarily indicative of the eventual results of a completed review of all current asbestos claims, it appears that a substantial portion of the records for claims reviewed to date do not provide detailed product identification. We expect that many of these records could be supplemented by attorneys representing the claimants to provide additional information on product identification. However, no assurance can be given that the additional product identification documentation will be timely provided or sufficient for us or the plaintiffs to proceed with the proposed global settlement. In addition, although the medical information in the files we preliminarily reviewed appears significantly more complete, if a material number of claims ultimately do not meet the medical criteria for alleged injuries, no assurance can be given that a sufficient number of plaintiffs would vote to ratify the plan of reorganization that would implement the global settlement. In such case, we would not proceed with a Chapter 11 filing.

         In March 2003, we agreed with Harbison-Walker and the asbestos creditors committee in the Harbison-Walker bankruptcy to consensually extend the period of the stay contained in the Bankruptcy Court's temporary restraining order until July 21, 2003. The court's temporary restraining order, which was originally entered on February 14, 2002, stays more than 200,000 pending asbestos claims against DII Industries. The agreement provides that if the pre-packaged Chapter 11 filing by DII Industries, Kellogg, Brown & Root and their subsidiaries is not made by July 14, 2003, the Bankruptcy Court will hear motions to lift the stay on July 21, 2003. The asbestos creditors committee also reserves the right to monitor progress toward the filing of the Chapter 11 proceeding and seek an earlier hearing to lift the stay if satisfactory progress toward the Chapter 11 filing is not being made.

         Of the up to $2.775 billion cash amount included as part of the proposed global settlement, approximately $450 million primarily relates to claims previously settled but unpaid by Harbison-Walker (see Note 12 to the financial statements), but not previously agreed to by us. As part of the proposed settlement, we have agreed that, if a Chapter 11 filing by DII Industries, Kellogg, Brown & Root and their subsidiaries were to occur, we would pay this amount within four years if not paid sooner pursuant to a final bankruptcy court approved plan of reorganization for DII Industries, Kellogg, Brown & Root and their subsidiaries. Effective November 30, 2002, we are making cash payments in lieu of interest at a rate of 5% per annum to the holders of these claims. These cash payments in lieu of interest are being made in arrears at the end of February, May, August and November, beginning after certain conditions are met, until the earlier of the date that the $450 million is paid or the date the proposed settlement is abandoned.

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         PROPOSED BANKRUPTCY OF DII INDUSTRIES, KELLOGG, BROWN & ROOT AND
SUBSIDIARIES. Under the terms of the proposed global settlement, the settlement would be implemented through a pre-packaged Chapter 11 filing for DII Industries, Kellogg, Brown & Root and some of their subsidiaries. Other than those debtors, none of the subsidiaries of Halliburton (including Halliburton Energy Services, Inc.) or Halliburton itself will be a debtor in the Chapter 11 proceedings. We anticipate that Halliburton, Halliburton Energy Services, Inc. and each of the debtors' non-debtor affiliates will continue normal operations and continue to fulfill all of their respective obligations in the ordinary course as they become due.

         As part of any proposed plan of reorganization, the debtors intend to seek approval of the bankruptcy court for debtor-in-possession financing to provide for operating needs and to provide additional liquidity during the pendency of the Chapter 11 proceeding. We currently are negotiating with several banks and non-bank lenders over the terms of such facility. See "- Financing the proposed settlement". Obtaining a commitment for debtor-in-possession financing is a condition precedent to filing of any Chapter 11 proceeding.

         Any plan of reorganization will provide that all of the debtors' obligations under letters of credit, surety bonds, corporate guaranties and indemnity agreements (except for agreements relating to asbestos claims or silica claims) will be unimpaired. In addition, the Bankruptcy Code allows a debtor to assume most executory contracts without regard to bankruptcy default provisions, and it is the intention of DII Industries, Kellogg, Brown & Root and the other filing entities to assume and continue to perform all such executory contracts. Representatives of DII Industries, Kellogg, Brown & Root and their subsidiaries have advised their customers of this intention.

         After filing any Chapter 11 proceeding, the debtors would seek an order of the bankruptcy court scheduling a hearing to consider confirmation of the plan of reorganization. In order to be confirmed, the Bankruptcy Code requires that an impaired class of creditors vote to accept the plan of reorganization submitted by the debtors. In order to carry a class, approval of over one-half in number and at least two-thirds in amount are required. In addition, to obtain an injunction under Section 524(g) of the Bankruptcy Code, at least 75% of current asbestos claimants must vote to accept the plan of reorganization. In addition to obtaining the required votes, the requirements for a bankruptcy court to approve a plan of reorganization include, among other judicial findings, that:

              - the plan of reorganization complies with applicable provisions of the Bankruptcy Code;

              - the debtors have complied with the applicable provisions of the Bankruptcy Code;

              - the trust will value and pay similar present and future claims in substantially the same manner;

              - the plan of reorganization has been proposed in good faith and not by any means forbidden by law; and

              - any payment made or promised by the debtors to any person for services, costs or expenses in or in connection with the Chapter 11 proceeding or the plan of reorganization has been or is reasonable.

         Section 524(g) of the Bankruptcy Code authorizes the bankruptcy court to enjoin entities from taking action to collect, recover or receive payment or recovery with respect to any asbestos claim or demand that is to be paid in whole or in part by a trust created by a plan of reorganization that satisfies the requirements of the Bankruptcy Code. Section 105 of the Bankruptcy Code authorizes a similar injunction for silica claims. The injunction also may bar any action based on such claims or demands against the debtors that are directed at third parties. The order confirming the plan must be issued or affirmed by the federal district court that has jurisdiction over the case. After the expiration of the time for appeal of the order, the injunction becomes valid and enforceable.

         The debtors believe that, if they proceed with a Chapter 11 filing, they will be able to satisfy all the requirements of Section 524(g), so long as the requisite number of holders of asbestos claims vote in favor of the plan of reorganization. If the 524(g) and 105 injunctions are issued, all unsettled current asbestos claims, all future asbestos claims and all silica claims based on exposure that has already occurred will be channeled to a trust for payment, and the debtors and related parties (including Halliburton, Halliburton Energy Services, Inc. and other subsidiaries and affiliates of Halliburton and the debtors) will be released from any further liability under the plan of reorganization.

         A prolonged Chapter 11 proceeding could adversely affect the debtor's relationships with customers, suppliers and employees, which in turn could adversely affect the debtors' competitive position, financial condition and results of operations. A weakening of the debtors' financial condition and results of operations could adversely affect the debtors' ability to implement the plan of reorganization.

         FINANCING THE PROPOSED SETTLEMENT. The plan of reorganization through which the proposed settlement will be implemented will require us to contribute up to $2.775 billion in cash to the Section 524(g)/105 trust established for the benefit of claimants, which we will need to finance on terms acceptable to us. We are pursuing a number of financing alternatives for the cash amount to be contributed to the trust. The availability of these alternatives depend in large part on market conditions. We are currently negotiating with several banks and non-bank lenders over the terms of multiple credit facilities. A proposed banking syndicate is currently performing due diligence in an effort to make a funding commitment before the bankruptcy filing. We will not proceed with the Chapter 11 filing for DII Industries, Kellogg, Brown & Root and some of their subsidiaries until financing commitments are in place.

         The anticipated credit facilities include:

              - debtor-in-possession financing to provide for the operating needs of the filing entities;

              - a revolving line of credit for general working capital purposes;

              - a master letter of credit facility intended to ensure that existing letters of credit supporting our contracts remain in place during the filing; and

              - a delayed-draw term facility to be available for funding of up to $2.775 billion to the trust for the benefit of claimants.

         The delayed-draw term facility is intended to eliminate uncertainty the capital markets might have concerning our ability to meet our funding requirement once final and non-appealable court confirmation of a plan of reorganization has been obtained.

         None of these credit facilities are currently in place, and there can be no assurances that we will complete these facilities. We are not obligated to enter into these facilities if the terms are not acceptable to us. Moreover, these facilities would only be available for limited periods of time. As a result, if we were delayed in filing the Chapter 11 proceeding or delayed in completing the plan of reorganization after a Chapter 11 filing, the credit facilities may expire and no longer be available. In such circumstances, we would have to terminate the proposed settlement if replacement financing were not available on acceptable terms.

         We have sufficient authorized and unrestricted shares to issue 59.5 million shares to the trust. No shareholder approval is required for issuance of the shares.

         CREDIT RATINGS. Late in 2001 and early in 2002, Moody's Investors' Services lowered its ratings of our long-term senior unsecured debt to Baa2 and our short-term credit and commercial paper ratings to P-2. In addition, Standard & Poor's lowered its ratings of our long-term senior unsecured debt to A- and our short-term credit and commercial paper ratings to A-2 in late 2001. In December 2002, Standard & Poor's lowered these ratings to BBB and A-3. These ratings were lowered primarily due to our asbestos exposure, and both agencies have indicated that the ratings continue under consideration for possible downgrade pending the results of the proposed global settlement. Although our long-term ratings continue at investment grade levels, the cost of new borrowing is higher and our access to the debt markets is more volatile at the new rating levels. Investment grade ratings are BBB- or higher for Standard & Poor's and Baa3 or higher for Moody's Investors' Services. Our current ratings are one level above BBB- on Standard & Poor's and one level above Baa3 on Moody's Investors' Services.

         We have $350 million of committed lines of credit from banks that are available if we maintain an investment grade rating. This facility expires on August 16, 2006. As of December 31, 2002, no amounts have been borrowed under these lines.

         If our debt ratings fall below investment grade, we would also be in technical breach of a bank agreement covering $160 million of letters of credit at December 31, 2002, which might entitle the bank to set-off rights. In addition, a $151 million letter of credit line, of which $121 million has been issued, includes provisions that allow the banks to require cash collateralization for the full line if debt ratings of either rating agency fall below the rating of BBB by Standard & Poor's or Baa2 by Moody's Investors' Services, one downgrade from our current ratings. These letters of credit and bank guarantees generally relate to our guaranteed performance or retention payments under our long-term contracts and self-insurance.

         In the event the ratings of our debt by either agency fall, we may have to issue additional debt or equity securities or obtain additional credit facilities in order to satisfy the cash collateralization requirements under the instruments referred to above and meet our other liquidity needs. We anticipate that any such new financing would not be on terms as attractive as those we have currently and that we would also be subject to increased borrowing costs and interest rates. Our Halliburton Elective Deferral Plan has a provision which states that if the Standard & Poor's rating falls below BBB the amounts credited to the participants' accounts will be paid to the participants in a lump-sum within 45 days. At December 31, 2002 this was approximately $49 million.

         LETTERS OF CREDIT. In the normal course of business, we have agreements with banks under which approximately $1.4 billion of letters of credit or bank guarantees were issued, including at least $204 million which relate to our joint ventures' operations. The agreements with these banks contain terms and conditions that define when the banks can require cash collateralization of the entire line. Agreements with banks covering at least $150 million of letters of credit allow the bank to require cash collateralization for the full line for any reason, and agreements covering another at least $890 million of letters of credit allow the bank to require cash collateralization for the entire line in the event of a bankruptcy or insolvency event involving one of our subsidiaries.

         Our letters of credit also contain terms and conditions that define when they may be drawn. At least $230 million of letters of credit permit the beneficiary of such letters of credit to draw against the line for any reason and another at least $560 million of letters of credit permit the beneficiary of such letters of credit to draw against the line in the event of a bankruptcy or insolvency event involving one of our subsidiaries who will be party to the proposed reorganization.

         Our anticipated credit facilities described above would include a master letter of credit facility intended to replace any cash collateralization rights of issuers of substantially all our existing letters of credit during the pendency of the anticipated Chapter 11 proceedings by DII Industries and Kellogg, Brown & Root. The master letter of credit facility is also intended to provide reasonably sufficient credit lines for us to be able to fund any such cash requirements. If any of such existing letters of credit are drawn during the bankruptcy and we are required to provide cash to collateralize or reimburse for such draws, it is anticipated that the letter of credit facility would provide the cash needed for such draws, with any borrowings being converted into term loans. However, this letter of credit facility is not currently in place, and, if we were required to cash collateralize letters of credit prior to obtaining the facility, we would be required to use cash on hand or existing credit facilities. We will not enter into the pre-packaged Chapter 11 filing without having this credit facility in place. In addition, representatives of DII Industries, Kellogg, Brown & Root and their subsidiaries have been in discussions with their customers in order to reduce the possibility that any material draw on the existing letters of credit will occur due to the anticipated Chapter 11 proceedings.

         Effective October 9, 2002, we amended an agreement with banks under which $261 million of letters of credit have been issued on the Barracuda-Caratinga project. The amended agreement removes the provision that previously allowed the banks to require collateralization if ratings of Halliburton debt fell below investment grade ratings. The revised agreement includes provisions that require us to maintain ratios of debt to total capital and of total earnings before interest, taxes, depreciation and amortization to interest expense. The definition of debt includes our asbestos liability. The definition of total earnings before interest, taxes, depreciation and amortization excludes any non-cash charges related to the proposed global settlement through December 31, 2003.

         In the past, no significant claims have been made against letters of credit issued on our behalf.

         BARRACUDA-CARATINGA PROJECT. In June 2000, KBR entered into a contract with the project owner, Barracuda & Caratinga Leasing Company B.V., to develop the Barracuda and Caratinga crude oil fields, which are located off the coast of Brazil. The project manager and owner representative is Petrobras, the Brazilian national oil company. See Note 12 to the financial statements.

         KBR's performance under the contract is secured by:

              - two performance letters of credit, which together have an available credit of approximately $261 million and which represent approximately 10% of the contract amount, as amended to date by change orders;

              - a retainage letter of credit in an amount equal to $121 million as of December 31, 2002 and which will increase in order to continue to represent 10% of the cumulative cash amounts paid to KBR; and

              - a guarantee of KBR's performance of the contract by Halliburton Company in favor of the project owner.

         As of December 31, 2002, the project was approximately 63% complete and KBR had recorded a loss of $117 million related to the project. The probable recovery from unapproved claims included in determining the loss on the project was $182 million as of December 31, 2002.

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

         The project owner has procured project finance funding obligations from various banks to finance the payments due to KBR under the contract. The project owner currently has no other committed source of funding on which we can necessarily rely other than the project finance funding for the project. While we believe the banks have an incentive to complete the financing of the project, there is no assurance that they would do so. If the banks ceased funding the project, we believe that Petrobras would provide for or secure other funding to complete the project, although there is no assurance that it will do so. To date, the banks have made funds available, and the project owner has continued to disburse funds to KBR as payment for its work on the project, even though the project completion has been delayed.

         In the event that KBR is alleged to be in default under the contract, the project owner may assert a right to draw upon the letters of credit. If the letters of credit were drawn, KBR would be required to fund the amount of the draw to the issuing bank. In the event that KBR was determined after an arbitration proceeding to have been in default under the contract, and if the project was not completed by KBR as a result of such default (i.e., KBR's services are terminated as a result of such default), the project owner may seek direct damages (including completion costs in excess of the contract price and interest on borrowed funds, but excluding consequential damages) against KBR for up to $500 million plus the return of up to $300 million in advance payments that would otherwise have been credited back to the project owner had the contract not been terminated.

         In addition, although the project financing includes borrowing capacity in excess of the original contract amount, only $250 million of this additional borrowing capacity is reserved for increases in the contract amount payable to KBR and its subcontractors other than Petrobras. Because our claims, together with change orders that are currently under negotiation, exceed this amount, we cannot give assurance that there is adequate funding to cover current or future KBR claims. Unless the project owner provides additional funding or permits us to defer repayment of the $300 million advance, and assuming the project owner does not allege default on our part, we may be obligated to fund operating cash flow shortages over the remaining project life in an amount we currently estimate to be up to approximately $400 million.

         The possible Chapter 11 pre-packaged bankruptcy filing by KBR in connection with the settlement of its asbestos and silica claims would constitute an event of default under the loan documents with the banks unless waivers are obtained. KBR believes that it is unlikely that the banks will exercise any right to cease funding given the current status of the project and the fact that a failure to pay KBR may allow KBR to cease work on the project without Petrobras having a readily available substitute contractor.

         CURRENT MATURITIES. We have approximately $295 million of current maturities of long-term debt as of December 31, 2002. This includes a repayment of a $139 million senior note due April 2003 and a $150 million medium-term note due July 2003.

         CASH AND CASH EQUIVALENTS. We ended 2002 with cash and equivalents of $1.1 billion.

CRITICAL ACCOUNTING ESTIMATES

         The preparation of financial statements requires the use of judgments and estimates. Our critical accounting policies are described below to provide a better understanding of how we develop our judgments about future events and related estimations and how they can impact our financial statements. A critical accounting policy is one that requires our most difficult, subjective or complex estimates and assessments and is fundamental to our results of operations. We identified our most critical accounting policies to be:

              - percentage of completion accounting for our long-term engineering and construction contracts;

              -   allowance for bad debts;

              - forecasting our effective tax rate, including our ability to utilize foreign tax credits and the realizability of deferred tax assets; and

              -   loss contingencies, primarily related to:

                       -   asbestos litigation; and

                       -   other litigation.

         We base our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. This discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included in this report.

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

         PERCENTAGE OF COMPLETION

         We account for our revenues on long-term engineering and construction contracts on the percentage-of-completion method. This method of accounting requires us to calculate job profit to be recognized in each reporting period for each job based upon our predictions of future outcomes which include:

              -   estimates of the total cost to complete the project;

              -   estimates of project schedule and completion date;

              -   estimates of the percentage the project is complete; and

              - amounts of any probable unapproved claims and change orders included in revenues.

         At the onset of each contract, we prepare a detailed analysis of our estimated cost to complete the project. Risks relating to service delivery, usage, productivity and other factors are considered in the estimation process. Our project personnel periodically evaluate the estimated costs, claims and change orders, and percentage of completion at the project level. The recording of profits and losses on long-term contracts requires an estimate of the total profit or loss over the life of each contract. This estimate requires consideration of contract revenue, change orders and claims, less costs incurred and estimated costs to complete. Anticipated losses on contracts are recorded in full in the period in which they become evident. Profits are recorded based upon the total estimated contract profit times the current percentage complete for the contract.

         When calculating the amount of total profit or loss on a long-term contract, we include unapproved claims as revenue when the collection is deemed probable based upon the four criteria for recognizing unapproved claims under the American Institute of Certified Public Accountants' Statement of Position 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." Including probable unapproved claims in this calculation increases the operating income or decreases the operating loss that would otherwise be recorded without consideration of the probable unapproved claims. Probable unapproved claims are recorded to the extent of costs incurred and include no profit element. In substantially all cases, the probable unapproved claims included in determining contract profit or loss are less than the actual claim that will be or has been presented to the customer. We actively engage in claims negotiations with our customers and the success of claims negotiations have a direct impact on the profit or loss recorded for any related long-term contract. Unsuccessful claims negotiations could result in decreases in estimated contract profits or additional contract losses and successful claims negotiations could result in increases in estimated contract profits or recovery of previously recorded contract losses.

         Significant projects are reviewed in detail by senior engineering and construction management at least quarterly. Preparing project cost estimates and percentages of completion is a core competency within our engineering and construction businesses. We have a long history of dealing with multiple types of projects and in preparing cost estimates. However, there are many factors that impact future costs, including but not limited to weather, inflation, labor disruptions and timely availability of materials, and other factors as outlined in our "Forward-Looking Information" section. These factors can affect the accuracy of our estimates and materially impact our future reported earnings.

         ALLOWANCE FOR BAD DEBTS

         We evaluate our accounts receivable through a continuous process of assessing our portfolio on an individual customer and overall basis. This process comprises a thorough review of historical collection experience, current aging status of the customer accounts, financial condition of our customers, and other factors such as whether the receivables involve retentions or billing disputes. We also consider the economic environment of our customers, both from a marketplace and geographic perspective, in evaluating the need for an allowance. Based on our review of these factors, we establish or adjust allowances for specific customers and the accounts receivable portfolio as a whole. This process involves a high degree of judgment and estimation and frequently involves significant dollar amounts. Accordingly, our results of operations can be affected by adjustments to the allowance due to actual write-offs that differ from estimated amounts.

         TAX ACCOUNTING

         We account for our income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes", which requires the recognition of the amount of taxes payable or refundable for the current year; and an asset and liability approach in recognizing the amount of deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns. We apply the following basic principles in accounting for our income taxes at the date of the financial statements:

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

              - a current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current year;

              - a deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards;

              - the measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law and the effects of potential future changes in tax laws or rates are not considered; and

              - the value of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

         We determine deferred taxes separately for each tax-paying component (an entity or a group of entities that is consolidated for tax purposes) in each tax jurisdiction. That determination includes the following procedures:

              - identify the types and amounts of existing temporary differences;

              - measure the total deferred tax liability for taxable temporary differences using the applicable tax rate;

              - measure the total deferred tax asset for deductible temporary differences and operating loss carryforwards using the applicable tax rate;

              - measure the deferred tax assets for each type of tax credit carryforward; and

              - reduce the deferred tax assets by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized prior to expiration, or that future deductibility is uncertain.

         This methodology requires a significant amount of judgment regarding assumptions and the use of estimates, which can create significant variances between actual results and estimates. Examples include the forecasting of our effective tax rate and the potential realization of deferred tax assets in the future, such as utilization of foreign tax credits. This process involves making forecasts of current and future years' United States taxable income, foreign taxable income and related taxes in order to estimate the foreign tax credits. Unforeseen events, such as the timing of asbestos or silica settlements, and other tax timing issues may significantly affect these estimates. These factors can affect the accuracy of our tax account balances and impact our future reported earnings.

         LOSS CONTINGENCIES

         Asbestos. Prior to June 2002, we provided for known outstanding asbestos and silica claims because we did not have sufficient information to make a reasonable estimate of future unknown asbestos and silica claims liability. DII Industries retained Dr. Francine F. Rabinovitz of Hamilton, Rabinovitz & Alschuler, Inc. to estimate the probable number and value, including defense costs, of unresolved current and future asbestos and silica related bodily injury claims asserted against DII Industries and its subsidiaries. Dr. Rabinovitz is a nationally renowned expert in conducting such analyses.

         The methodology utilized by Dr. Rabinovitz to project DII Industries' and its subsidiaries' asbestos and silica related liabilities and defense costs relied upon and included:

              - an analysis of historical asbestos and silica settlements and defense costs;

              - an analysis of the pending inventory of asbestos and silica related claims;

              - an analysis of the claims filing history for asbestos and silica related claims since January 2000 (two-year claim history) and alternatively since January 1997 (five-year claim history);

              - an analysis of the population likely to have been exposed or claim exposure to specific products or construction and renovation projects; and

              - epidemiological studies to estimate the number of people who might allege exposure to products.

         Dr. Rabinovitz's estimates are based on historical data supplied by DII Industries, Kellogg, Brown & Root and Harbison-Walker and publicly available studies, including annual surveys by the National Institutes of Health concerning the incidence of mesothelioma deaths. In her analysis, Dr. Rabinovitz projected that the elevated and historically unprecedented rate of claim filings of the last two years (particularly in 2000 and 2001), especially as expressed by the ratio of nonmalignant claim filings to malignant claim filings, would continue into the future for five more years. After that, Dr. Rabinovitz projected that the ratio of nonmalignant claim filings to malignant claim filings will gradually decrease for a 10 year period ultimately returning to the historical claiming rate and claiming ratio. In making her calculation, Dr. Rabinovitz alternatively assumed a somewhat lower rate of claim filings, based on an average of the last five years of claims experience, would continue into the future for five more years and decrease thereafter.

         Other important assumptions utilized in Dr. Rabinovitz's estimates, which we relied upon in making our accrual are:

              - an assumption that there will be no legislative or other systemic changes to the tort system;

              - that we will continue to aggressively defend against asbestos and silica claims made against us;

              - an inflation rate of 3% annually for settlement payments and an inflation rate of 4% annually for defense costs; and

              - we would receive no relief from our asbestos obligation due to actions taken in the Harbison-Walker bankruptcy.

         Through 2052, Dr. Rabinovitz estimated the current and future total undiscounted liability for personal injury asbestos and silica claims, including defense costs, would be a range between $2.2 billion and $3.5 billion as of June 30, 2002 (which includes payments related to the approximately 347,000 claims currently pending). The lower end of the range is calculated by using an average of the last five years of asbestos and silica claims experience and the upper end of the range is calculated using the more recent two-year elevated rate of asbestos and silica claim filings in projecting the rate of future claims.

         Proposed global settlement. On December 18, 2002, we announced that we had reached an agreement in principle that, if and when consummated, would result in a global settlement of all asbestos and silica personal injury claims against DII Industries, Kellogg, Brown & Root and their current and former subsidiaries. The agreement in principle provides that:

              - up to $2.775 billion in cash, 59.5 million Halliburton shares (valued at $1.1 billion using the stock price at December 31, 2002 of $18.71) and notes with a net present value expected to be less than $100 million will be paid to a trust for the benefit of current and future asbestos personal injury claimants and current silica personal injury claimants upon receiving final and non-appealable court confirmation of a plan of reorganization;

              - DII Industries and Kellogg, Brown & Root will retain rights to the first $2.3 billion of any insurance proceeds with any proceeds received between $2.3 billion and $3.0 billion going to the trust;

              - the agreement is to be implemented through a pre-packaged Chapter 11 filing for DII Industries, Kellogg, Brown & Root and some of their subsidiaries; and

              - the funding of the settlement amounts would occur upon receiving final and non-appealable court confirmation of a plan of reorganization of DII Industries, Kellogg, Brown & Root and their subsidiaries in the Chapter 11 proceeding.

         Subsequently, as of March 2003, DII Industries and Kellogg, Brown & Root have entered into definitive written agreements finalizing the terms of the agreement in principle.

         Please see "Liquidity and Capital Resources" for a discussion of the prerequisites to reaching a conclusion of the settlement.

         Asbestos and Silica Liability Estimate as of December 31, 2002. We currently do not believe that completion of the proposed global settlement is probable as defined by Statement of Financial Accounting Standards No. 5. If the proposed global settlement is not completed, we will continue to resolve asbestos and silica claims in the tort system or, in the case of Harbison-Walker claims (see Note 12 to the financial statements), possibly through the Harbison-Walker bankruptcy proceedings. Given the uncertainties surrounding the completion of the global settlement and the uncertainty as to the amounts that could be paid under the proposed global settlement, we believe Dr. Rabinovitz's study continues to provide the best possible range of estimated loss associated with known and future asbestos and silica claims liabilities. As a result of negotiating the proposed global settlement, we have determined that the best estimate of the probable loss is $3.4 billion ($3.5 billion estimate as of June 30, 2002 in Dr. Rabinovitz's study less $50 million in payments in the third and fourth quarter of 2002) and we have adjusted our liability to this amount at December 31, 2002.

         Insurance Recoveries. In 2002, we retained Peterson Consulting, a nationally-recognized consultant in liability and insurance, to work with us to project the amount of probable insurance recoveries using the current and future asbestos and silica liabilities recorded by us at December 31, 2002. Using Dr. Rabinovitz's estimate of liabilities through 2052 using the two-year elevated rate of asbestos and silica claim filings, Peterson Consulting assisted us in conducting an analysis to determine the amount of insurance that we estimate is probable that we will recover in relation to the projected claims and defense costs. In conducting this analysis, Peterson Consulting:

              - reviewed DII Industries historical course of dealings with its insurance companies concerning the payment of asbestos and silica related claims, including DII Industries 15 year litigation and settlement history;

              - reviewed the terms of DII Industries' prior and current coverage-in-place settlement agreements;

              - reviewed the status of DII Industries' and Kellogg, Brown & Root's current insurance-related lawsuits and the various legal positions of the parties in those lawsuits in relation to the developed and developing case law and the historic positions taken by insurers in the earlier filed and settled lawsuits;

              -   engaged in discussions with our counsel; and

              - analyzed publicly-available information concerning the ability of the DII Industries insurers to meet their obligations.

         Based on these reviews, analyses and discussions, Peterson Consulting assisted us in making judgments concerning insurance coverage that we believe are reasonable and consistent with our historical course of dealings with our insurers and the relevant case law to determine the probable insurance recoveries for asbestos and silica liabilities. This analysis factored in the probable effects of self-insurance features, such as self-insured retentions, policy exclusions, liability caps and the financial status of applicable insurers, and various judicial determinations relevant to DII Industries insurance programs.

         Based on Peterson Consulting analysis of the probable insurance recoveries, we increased our insurance receivable to $2.1 billion at December 31, 2002. The insurance receivable recorded by us does not assume any recovery from insolvent carriers and assumes that those carriers which are currently solvent will continue to be solvent throughout the period of the applicable recoveries in the projections. However, there can be no assurance that these assumptions will be accurate. The insurance receivables recorded at December 31, 2002 do not exhaust applicable insurance coverage for asbestos and silica related liabilities.

         Projecting future events is subject to many uncertainties that could cause the asbestos and silica related liabilities and insurance recoveries to be higher or lower than those projected and accrued, such as:

              - the number of future asbestos and silica related lawsuits to be filed against DII Industries and Kellogg, Brown & Root;

              -   the average cost to resolve such future lawsuits;

              - coverage issues among layers of insurers issuing different policies to different policyholders over extended periods of time;

              - the impact on the amount of insurance recoverable in light of the Harbison-Walker and Federal-Mogul bankruptcies; and

              -   the continuing solvency of various insurance companies.

         Possible Additional Accruals. Should the proposed global settlement become probable as defined by Statement of Financial Accounting Standards No. 5, we would adjust our accrual for probable and reasonably estimable liabilities for current and future asbestos and silica claims. The settlement amount would be up to $4.0 billion, consisting of up to $2.775 billion in cash, 59.5 million Halliburton shares and notes with a net present value expected to be less than $100 million. Assuming the revised liability would be $4.0 billion, we would also increase our probable insurance recoveries to $2.3 billion. The impact on our income statement would be an additional pretax charge of $322 million ($288 million after-tax). This accrual (which values our stock to be contributed at $1.1 billion using our stock price at December 31, 2002 of $18.71) would then be adjusted periodically based on changes in the market price of our common stock until the common stock is contributed to a trust for the benefit of the claimants.

         Continuing Review. Given the inherent uncertainty in making future projections, we plan to have the projections periodically reexamined, and update them based on our experience and other relevant factors such as changes in the tort system, the resolution of the bankruptcies of various asbestos defendants, and our proposed global settlement. Similarly, we will re-evaluate our projections concerning our probable insurance recoveries in light of any updates to Dr. Rabinovitz's projections, developments in DII Industries and Kellogg, Brown & Root's various lawsuits against their insurance companies, factors related to the global settlement, if consummated, and other developments that may impact the probable insurance recoveries.

         Litigation. We are currently involved in other legal proceedings not involving asbestos and silica. As discussed in Note 12 of our consolidated financial statements, as of December 31, 2002, we have accrued an estimate of the probable costs for the resolution of these claims. Attorneys in our legal department specializing in litigation claims, monitor and manage all claims filed against us. The estimate of probable costs related to these claims is developed in consultation with outside legal counsel representing us in the defense of these claims. Our estimates are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. We attempt to resolve claims through mediation and arbitration where possible. If the actual settlement costs and final judgments, after appeals, differ from our estimates, our future financial results may be adversely affected.

OFF BALANCE SHEET RISK

         On April 15, 2002, we entered into an agreement to sell certain of our accounts receivable to a bankruptcy-remote limited-purpose funding subsidiary. Under the terms of the agreement, new receivables are added on a continuous basis to the pool of receivables, and collections reduce previously sold accounts receivable. This funding subsidiary sells an undivided ownership interest in this pool of receivables to entities managed by unaffiliated financial institutions under another agreement. Sales to the funding subsidiary have been structured as "true sales" under applicable bankruptcy laws, and the assets of the funding subsidiary are not available to pay any creditors of Halliburton or of its subsidiaries or affiliates, until such time as the agreement with the unaffiliated companies is terminated following sufficient collections to liquidate all outstanding undivided ownership interests. The funding subsidiary retains the interest in the pool of receivables that are not sold to the unaffiliated companies, and is fully consolidated and reported in our financial statements.

         The amount of undivided interests, which can be sold under the program, varies based on the amount of eligible Energy Services Group receivables in the pool at any given time and other factors. The funding subsidiary sold a $200 million undivided ownership interest to the unaffiliated companies, and may from time to time sell additional undivided ownership interests. No additional amounts were received from our accounts receivable facility since the second quarter of 2002. The total amount outstanding under this facility was $180 million as of December 31, 2002. We continue to service, administer and collect the receivables on behalf of the purchaser. The amount of undivided ownership interest in the pool of receivables sold to the unaffiliated companies is reflected as a reduction of accounts receivable in our consolidated balance sheet and as an increase in cash flows from operating activities in our consolidated statement of cash flows.

LONG-TERM CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

         The following table summarizes our various long-term contractual obligations:

                                           Payments due
                            ------------------------------------------
Millions of dollars          2003      2004    2005     2006     2007    Thereafter    Total
-------------------         -------   ------   -----   ------   ------   ----------   --------
Long-term debt              $   295   $   21   $  20   $  293   $    8   $      826   $  1,463
Operating leases                119       83      63       55       40          249        609
Capital leases                    1        1       1        -        -            -          3
                            -------   ------   -----   ------   ------   ----------   --------
Total contractual
   obligations              $   415   $  105   $  84   $  348   $   48   $    1,075   $  2,075
                            =======   ======   =====   ======   ======   ==========   ========

         Included in long-term debt is an additional $13 million at December 31, 2002 related to the terminated interest rate swaps.

\
         We also have $350 million of committed lines of credit from banks that are available if we maintain an investment grade rating. Investment grade ratings are BBB- or higher for Standard & Poor's and Baa3 or higher for Moody's Investors' Services and we are currently above these levels. In the normal course of business we have agreements with banks under which approximately $1.4 billion of letters of credit or bank guarantees were issued, including $204 million which relate to our joint ventures' operations.

         Effective October 9, 2002, we amended an agreement with banks under which $261 million of letters of credit have been issued. The amended agreement removes the provision that previously allowed the banks to require collateralization if ratings of Halliburton debt fell below investment grade ratings. The revised agreements include provisions that require us to maintain ratios of debt to total capital and of total earnings before interest, taxes, depreciation and amortization to interest expense. The definition of debt includes our asbestos and silica liability. The definition of total earnings before interest, taxes, depreciation and amortization excludes any non-cash charges related to the proposed global settlement through December 31, 2003.

         If our debt ratings fall below investment grade, we would also be in technical breach of a bank agreement covering another $160 million of letters of credit at December 31, 2002, which might entitle the bank to set-off rights. In addition, a $151 million letter of credit line, of which $121 million has been issued, includes provisions that allow the banks to require cash collateralization for the full line if debt ratings of either rating agency fall below the rating of BBB by Standard & Poor's or Baa2 by Moody's Investors' Services, one downgrade from our current ratings. These letters of credit and bank guarantees generally relate to our guaranteed performance or retention payments under our long-term contracts and self-insurance.

FINANCIAL INSTRUMENT MARKET RISK

         We are exposed to financial instrument market risk from changes in foreign currency exchange rates, interest rates and to a limited extent, commodity prices. We selectively manage these exposures through the use of derivative instruments to mitigate our market risk from these exposures. The objective of our risk management program is to protect our cash flows related to sales or purchases of goods or services from market fluctuations in currency rates. Our use of derivative instruments includes the following types of market risk:

              -   volatility of the currency rates;

              -   time horizon of the derivative instruments;

              -   market cycles; and

              -   the type of derivative instruments used.

         We do not use derivative instruments for trading purposes. We do not consider any of these risk management activities to be material. See Note 1 to the financial statements for additional information on our accounting policies on derivative instruments. See Note 19 to the financial statements for additional disclosures related to derivative instruments.

         INTEREST RATE RISK. We have exposure to interest rate risk from our long-term debt and related interest rate swaps.

         The following table represents principal amounts of our long-term debt at December 31, 2002 and related weighted average interest rates by year of maturity for our long-term debt.

Millions of dollars          2003      2004    2005     2006     2007    Thereafter    Total
-------------------         -------   ------   -----   ------   ------   ----------   --------
Long-term debt:
Fixed rate debt             $   140   $    2   $   1   $  274   $    -   $      825   $  1,242
Weighted average
    interest rate               8.0%     7.7%    7.0%     6.0%       -          7.4%       7.1%
Variable rate debt          $   155   $   19   $  19   $   19   $    8   $        1   $    221
Weighted average
    interest rate               2.3%     5.4%    5.4%     5.4%     5.4%         5.8%       3.2%

         Fair market value of long-term debt was $1.3 billion as of December 31, 2002.

         In the second quarter 2002, we terminated our interest rate swap agreement on our 8% senior notes. The notional amount of the swap agreement was $139 million. This interest rate swap was designated as a fair value hedge under SFAS No. 133. Upon termination, the fair value of the interest rate swap was $0.5 million. In the fourth quarter 2002, we terminated our interest rate swap agreement on our 6% fixed rate medium-term notes. The notional amount of the swap agreement was $150 million. This interest rate swap was designated as a fair value hedge under SFAS No. 133. Upon termination, the fair value of the interest rate swap was $13 million. These swaps had previously been classified in "Other assets" on the balance sheet. The fair value adjustment to these debt instruments that were hedged will remain and be amortized as a reduction in interest expense using the "Effective Yield Method" over the remaining life of the notes.

REORGANIZATION OF BUSINESS OPERATIONS

         During the second quarter of 2003, we restructured our Energy Services Group into four divisions, which is the basis for the four segments we now report within the Energy Services Group. We grouped product lines in order to better align ourselves with how our customers procure our services, and to capture new business and achieve better integration, including joint research and development of new products and technologies and other synergies. The new segments mirror the way our chief executive officer (our chief operating decision maker) now regularly reviews the operating results, assesses performance and allocates resources. Our Engineering and Construction Group segment remains unchanged.

         On March 18, 2002 we announced plans to restructure our businesses into two operating subsidiary groups, the Energy Services Group and KBR, representing the Engineering and Construction Group. As part of this reorganization, we are separating and consolidating the entities in our Energy Services Group together as direct and indirect subsidiaries of Halliburton Energy Services, Inc. We are also separating and consolidating the entities in our Engineering and Construction Group together as direct and indirect subsidiaries of the former Dresser Industries, Inc., which became a limited liability company during the second quarter of 2002 and was renamed DII Industries, LLC. The reorganization of subsidiaries facilitated the separation, organizationally and financially of our business groups, which we believe will significantly improve operating efficiencies, while streamlining management and easing manpower requirements. In addition, many support functions, which were previously shared, were moved into the two business groups. As a result, we took actions during 2002 to reduce our cost structure by reducing personnel, moving previously shared support functions into the two business groups and realigning ownership of international subsidiaries by group. In 2002, we incurred approximately $107 million for the year of personnel reduction costs and asset related write-offs. Of this amount, $8 million remains in accruals for severance arrangements and approximately $2 million for other items. We expect these remaining payments will be made during 2003. Reorganization charges for 2002 consisted of the following:

              -   $64 million in personnel related expense;

              -   $17 million of asset related write-downs;

              -   $20 million in professional fees related to the restructuring;
                  and

              -   $6 million related to contract terminations.

         Although we have no specific plans currently, the reorganization would facilitate separation of the ownership of the two business groups in the future if we identify an opportunity that produces greater value for our shareholders than continuing to own both business groups. See Note 14 to the financial statements.

         In the fourth quarter of 2000 we approved a plan to reorganize our engineering and construction businesses into one business unit. This restructuring was undertaken because our engineering and construction businesses continued to experience delays in customer commitments for new upstream and downstream projects. With the exception of deepwater projects, short-term prospects for increased engineering and construction activities in either the upstream or downstream businesses were not positive. As a result of the reorganization of the engineering and construction businesses, we took actions to rationalize our operating structure, including write-offs of equipment and licenses of $10 million, engineering reference designs of $4 million and capitalized software of $6 million, and recorded severance costs of $16 million. Of these charges, $30 million was reflected under the captions cost of services and $6 million as general and administrative in our 2000 consolidated statements of income. Severance and related costs of $16 million were for the reduction of approximately 30 senior management positions. In January 2002, the last of the personnel actions was completed and we have no remaining accruals related to the 2000 restructuring. See Note 14 to the financial statements.

ENVIRONMENTAL MATTERS

         We are subject to numerous environmental, legal and regulatory requirements related to our operations worldwide. In the United States, these laws and regulations include the Comprehensive Environmental Response, Compensation and Liability Act, the Resources Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act and the Toxic Substances Control Act, among others. In addition to the federal laws and regulations, states where we do business may have equivalent laws and regulations by which we must also abide.

         We evaluate and address the environmental impact of our operations by assessing and remediating contaminated properties in order to avoid future liabilities and comply with environmental, legal and regulatory requirements. On occasion we are involved in specific environmental litigation and claims, including the remediation of properties we own or have operated as well as efforts to meet or correct compliance-related matters.

         We do not expect costs related to these remediation requirements to have a material adverse effect on our consolidated financial position or our results of operations. We have subsidiaries that have been named as potentially responsible parties along with other third parties for ten federal and state superfund sites for which we have established a liability. As of December 31, 2002, those ten sites accounted for $8 million of our total $48 million liability. See Note 12 to the financial statements.

FORWARD-LOOKING INFORMATION

         The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. Forward-looking information is based on projections and estimates, not historical information. Some statements in this Form 10-K are forward-looking and use words like "may," "may not," "believes," "do not believe," "expects," "do not expect," "do not anticipate," and other expressions. We may also provide oral or written forward-looking information in other materials we release to the public. Forward-looking information involves risks and uncertainties and reflects our best judgment based on current information. Our results of operations can be affected by inaccurate assumptions we make or by known or unknown risks and uncertainties. In addition, other factors may affect the accuracy of our forward-looking information. As a result, no forward-looking information can be guaranteed. Actual events and the results of operations may vary materially.

         While it is not possible to identify all factors, we continue to face many risks and uncertainties that could cause actual results to differ from our forward-looking statements and potentially adversely affect our financial condition and results of operations, including risks relating to:

         ASBESTOS

              - completion of the proposed global settlement, prerequisites to which include:

                       - agreement on the amounts to be contributed to the trust for the benefit of current silica claimants;

                       - our due diligence review for product exposure and medical basis for claims;

                       - agreement on procedures for distribution of settlement funds to individuals claiming personal injury;

                       - definitive agreement on a plan of reorganization and disclosure statement relating to the proposed settlement;

                       - arrangement of acceptable financing to fund the proposed settlement;

                       -   Board of Directors approval;

                       - obtaining approval from 75% of current asbestos claimants to the plan of reorganization implementing the proposed global settlement; and

                       - obtaining final and non-appealable bankruptcy court approval and federal district court confirmation of the plan of reorganization;

              - the results of being unable to complete the proposed global settlement, including:

                       - continuing asbestos and silica litigation against us, which would include the possibility of substantial adverse judgments, the timing of which could not be controlled or predicted, and the obligation to provide appeals bonds pending any appeal of any such judgment, some or all of which may require us to post cash collateral;

                       - current and future asbestos claims settlement and defense costs, including the inability to completely control the timing of such costs and the possibility of increased costs to resolve personal injury claims;

                       - the possibility of an increase in the number and type of asbestos and silica claims against us in the future;

                       - future events in the Harbison-Walker bankruptcy proceeding, including the possibility of discontinuation of the temporary restraining order entered by the Harbison-Walker bankruptcy court that applies to over 200,000 pending claims against DII Industries; and

                       - any adverse changes to the tort system allowing additional claims or judgments against us;

              - the results of being unable to recover, or being delayed in recovering, insurance reimbursement in the amounts anticipated to cover a part of the costs incurred defending asbestos and silica claims, and amounts paid to settle claims or as a result of court judgments, due to:

                       - the inability or unwillingness of insurers to timely reimburse for claims in the future;

                       - disputes as to documentation requirements for DII Industries in order to recover claims paid;

                       - the inability to access insurance policies shared with, or the dissipation of shared insurance assets by, Harbison-Walker Refractories Company or Federal-Mogul Products, Inc.;

                       - the insolvency or reduced financial viability of insurers;

                       - the cost of litigation to obtain insurance reimbursement; and

                       - adverse court decisions as to our rights to obtain insurance reimbursement;

              - the results of recovering, or agreeing in settlement of litigation to recover, less insurance reimbursement than the insurance receivable recorded in our financial statements;

              - continuing exposure to liability even after the proposed settlement is completed, including exposure to:

                       - any claims by claimants exposed outside of the United States;

                       - possibly any claims based on future exposure to silica;

                       - property damage claims as a result of asbestos and silica use; or

                       - any claims against any other subsidiaries or business units of Halliburton that would not be released in the Chapter 11 proceeding through the 524(g) injunction;

              - liquidity risks resulting from being unable to complete a global settlement or timely recovery of insurance reimbursement for amounts paid, each as discussed further below; and

              - an adverse effect on our financial condition or results of operations as a result of any of the foregoing;

         LIQUIDITY

              - adverse financial developments that could affect our available cash or lines of credit, including:

                       - the effects described above of not completing the proposed global settlement or not being able to timely recover insurance reimbursement relating to amounts paid as part of a global settlement or as a result of judgments against us or settlements paid in the absence of a global settlement;

                       - our inability to provide cash collateral for letters of credit or any bonding requirements from customers or as a result of adverse judgments that we are appealing; and

                       - a reduction in our credit ratings as a result of the above or due to other adverse developments;

              - requirements to cash collateralize letters of credit and surety bonds by issuers and beneficiaries of these instruments in reaction to:

                       - our plans to place DII Industries, Kellogg, Brown & Root and some of their subsidiaries into a pre-packaged Chapter 11 bankruptcy as part of the proposed global settlement;

                       - in the absence of a global settlement, one or more substantial adverse judgments;

                       - not being able to timely recover insurance reimbursement; or

                       -   a reduction in credit ratings;

              - our ability to secure financing on acceptable terms to fund our proposed global settlement;

              - defaults that could occur under our and our subsidiaries' debt documents as a result of a Chapter 11 filing unless we are able to obtain consents or waivers to those events of default, which events of default could cause defaults under other of our credit facilities and possibly result in an obligation to immediately pay amounts due thereunder;

              - actions by issuers and beneficiaries of current letters of credit to draw under such letters of credit prior to our completion of a new letter of credit facility that is intended to provide reasonably sufficient credit lines for us to be able to fund any such cash requirements;

              - obtaining debtor-in-possession financing for DII Industries, Kellogg, Brown & Root and their subsidiaries prior to filing a Chapter 11 proceeding;

              - reductions in our credit ratings by rating agencies, which could result in:

                       - the unavailability of borrowing capacity under our existing $350 million line of credit facility, which is only available to us if we maintain an investment grade credit rating;

                       - reduced access to lines of credit, credit markets and credit from suppliers under acceptable terms;

                       -   borrowing costs in the future; and

                       - inability to issue letters of credit and surety bonds with or without cash collateral;

              -   debt and letter of credit covenants;

              -   volatility in the surety bond market;

              - availability of financing from the United States Export/Import Bank;

              -   ability to raise capital via the sale of stock; and

              - an adverse effect on our financial condition or results of operations as a result of any of the foregoing;

         LEGAL

              - litigation, including, for example, class action shareholder and derivative lawsuits, contract disputes, patent infringements, and environmental matters;

              - any adverse outcome of the SEC's current investigation into Halliburton's accounting policies, practices and procedures that could result in sanctions and the payment of fines or penalties, restatement of financials for years under review or additional shareholder lawsuits;

              - trade restrictions and economic embargoes imposed by the United States and other countries;

              - restrictions on our ability to provide products and services to Iran, Iraq and Libya, all of which are significant producers of oil and gas;

              - protective government regulation in many of the countries where we operate, including, for example, regulations that:

                       -   encourage or mandate the hiring of local contractors;
                           and

                       - require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction;

              - potentially adverse reaction, and time and expense responding to, the increased scrutiny of Halliburton by regulatory authorities, the media and others;

              - potential liability and adverse regulatory reaction in Nigeria to the theft from us of radioactive material used in wireline logging operations;

              - environmental laws and regulations, including, for example, those that:

                       - require emission performance standards for facilities; and

                       - the potential regulation in the United States of our Production Optimization segment's hydraulic fracturing services and products as underground injection; and

              - the proposed excise tax in the United States targeted at heavy equipment of the type we own and use in our operations would negatively impact our Energy Services Group operating income;

         EFFECT OF CHAPTER 11 PROCEEDINGS

              - the adverse effect on the ability of the subsidiaries that are proposed to file a Chapter 11 proceeding to obtain new orders from current or prospective customers;

              - the potential reluctance of current and prospective customers and suppliers to honor obligations or continue to transact business with the Chapter 11 filing entities;

              - the potential adverse effect of the Chapter 11 filing of negotiating favorable terms with customers, suppliers and other vendors;

              - a prolonged Chapter 11 proceeding that could adversely affect relationships with customers, suppliers and employees, which in turn could adversely affect our competitive position, financial condition and results of operations and our ability to implement the proposed plan of reorganization; and

              - the adverse affect on our financial condition or results of operations as a result of the foregoing;

         GEOPOLITICAL

              -   armed conflict in the Middle East that could:

                       -   impact the demand and pricing for oil and gas;

                       -   disrupt our operations in the region and elsewhere;
                           and

                       -   increase our costs for security worldwide;

              - unsettled political conditions, consequences of war or other armed conflict, the effects of terrorism, civil unrest, strikes, currency controls and governmental actions in many oil producing countries and countries in which we provide governmental logistical support that could adversely affect our revenues and profit. Countries where we operate which have significant amounts of political risk include Afghanistan, Algeria, Angola, Colombia, Indonesia, Libya, Nigeria, Russia, and Venezuela. For example, the national strike in Venezuela as well as seizures of offshore oil rigs by protestors and cessation of operations by some of our customers in Nigeria have disrupted our Energy Services Group's ability to provide services and products to our customers in these countries during 2002 and likely will continue to do so in 2003; and

              - changes in foreign exchange rates and exchange controls as were experienced in Argentina in late 2001 and early 2002. For example, the changes in Argentina exchange rates in late 2001 and early 2002 were detrimental to results of our Energy Services Group operations in Argentina;

         WEATHER RELATED

              - severe weather that impacts our business, particularly in the Gulf of Mexico where we have significant operations. Impacts may include:

                       -   evacuation of personnel and curtailment of services;

                       - weather related damage to offshore drilling rigs resulting in suspension of operations;

                       -   weather related damage to our facilities;

                       - inability to deliver materials to jobsites in accordance with contract schedules; and

                       -   loss of productivity; and

              - demand for natural gas in the United States drives a disproportionate amount of our Energy Services Group's United States business. As a result, warmer than normal winters in the United States are detrimental to the demand for our services to gas producers. Conversely, colder than normal winters in the United States result in increased demand for our services to gas producers;

         CUSTOMERS

              - the magnitude of governmental spending and outsourcing for military and logistical support of the type that we provide, including, for example, support services in the Balkans;

              - changes in capital spending by customers in the oil and gas industry for exploration, development, production, processing, refining, and pipeline delivery networks;

              - changes in capital spending by governments for infrastructure projects of the sort that we perform;

              - consolidation of customers including, for example, the merger of Conoco and Phillips Petroleum, has caused customers to reduce their capital spending which has negatively impacted the demand for our services and products;

              - potential adverse customer reaction, including potential draws upon letters of credit, due to their concerns about our plans to place DII Industries, Kellogg, Brown & Root and some of their subsidiaries into a pre-packaged bankruptcy as part of the global settlement;

              - customer personnel changes due to mergers and consolidation which impacts the timing of contract negotiations and settlements of claims;

              - claim negotiations with engineering and construction customers on cost and schedule variances and change orders on major projects, including, for example, the Barracuda-Caratinga project in Brazil; and

              -   ability of our customers to timely pay the amounts due us;

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         INDUSTRY

              - changes in oil and gas prices, among other things, result from:

                       -   the armed conflict in the Middle East;

                       - OPEC's ability to set and maintain production levels and prices for oil;

                       -   the level of oil production by non-OPEC countries;

                       - the policies of governments regarding exploration for and production and development of their oil and natural gas reserves; and

                       - the level of demand for oil and natural gas, especially natural gas in the United States;

              - obsolescence of our proprietary technologies, equipment and facilities, or work processes;

              - changes in the price or the availability of commodities that we use;

              - our ability to obtain key insurance coverage on acceptable terms;

              - nonperformance, default or bankruptcy of joint venture partners, key suppliers or subcontractors;

              - performing fixed-price projects, where failure to meet schedules, cost estimates or performance targets could result in reduced profit margins or losses;

              - entering into complex business arrangements for technically demanding projects where failure by one or more parties could result in monetary penalties; and

              - the use of derivative instruments of the sort that we use which could cause a change in value of the derivative instruments as a result of:

                       - adverse movements in foreign exchange rates, interest rates, or commodity prices; or

                       - the value and time period of the derivative being different than the exposures or cash flows being hedged;

         SYSTEMS

              - the successful identification, procurement and installation of a new financial system to replace the current system for the Engineering and Construction Group;

         PERSONNEL AND MERGERS/REORGANIZATIONS/DISPOSITIONS

              - integration of acquired businesses into Halliburton, including:

                       - standardizing information systems or integrating data from multiple systems;

                       - maintaining uniform standards, controls, procedures, and policies; and

                       - combining operations and personnel of acquired businesses with ours;

              - effectively restructuring operations and personnel within Halliburton including, for example, the segregation of our business into two operating subsidiary groups under Halliburton;

              - ensuring acquisitions and new products and services add value and complement our core businesses; and

              -   successful completion of planned dispositions.

         In addition, future trends for pricing, margins, revenues and profitability remain difficult to predict in the industries we serve. We do not assume any responsibility to publicly update any of our forward-looking statements regardless of whether factors change as a result of new information, future events or for any other reason. You should review any additional disclosures we make in our press releases and Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission. We also suggest that you listen to our quarterly earnings release conference calls with financial analysts.

         No assurance can be given that our financial condition or results of operations would not be materially and adversely affected by some of the events described above, including:

              -   the inability to complete a global settlement;

              - in the absence of a global settlement, adverse developments in the tort system, including adverse judgments and increased defense and settlement costs relating to claims against us;

              - liquidity issues resulting from failure to complete a global settlement, adverse developments in the tort system, including adverse judgments and increased defense and settlement costs, and resulting or concurrent credit ratings downgrades and/or demand for cash collateralization of letters of credit or surety bonds;

              - the filing of Chapter 11 proceedings by some of our subsidiaries or a prolonged Chapter 11 proceeding; and

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

              - adverse geopolitical developments, including armed conflict, civil disturbance and unsettled political conditions in foreign countries in which we operate.

NEW ACCOUNTING PRONOUNCEMENTS

         In August 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" which addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated assets' retirement costs. SFAS No. 143 requires that the fair value of a liability associated with an asset retirement be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently depreciated over the life of the asset. We currently account for liabilities associated with asset retirement obligations under existing accounting standards, such as SFAS 19, SFAS 5, SOP 96-1, and EITF 89-30, which do not require the asset retirement obligations to be recorded at fair value and in some instances do not require the costs to be recognized in the carrying amount of the related asset. The new standard is effective for us beginning January 1, 2003, and the effects of this standard will be immaterial to our future financial condition and we estimate will require a charge of less than $10 million after-tax as a cumulative effect of a change in accounting principle.

         In July 2002 the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires companies to recognize costs associated with exit or disposal activities when the liabilities are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and some employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002 and would only affect the timing of charges associated with any future exit or disposal activity.

         In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45). This statement requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a rollforward of the entity's product warranty liabilities. We will apply the recognition provisions of FIN 45 prospectively to guarantees issued after December 31, 2002. The disclosure provisions of FIN 45 are effective for financial statements of interim and annual periods ending December 15, 2002. The adoption of FIN 45 will not have a material effect on our consolidated financial position and results of operations.

         In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" (FIN 46). This statement requires specified variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003 and beginning July 1, 2003 for variable interest entities created or acquired prior to February 1, 2003. Our exposure to variable interest entities is limited and, therefore, the adoption of FIN 46 is not expected to have a material impact on our consolidated financial position and results of operations.

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